Exhibit 4.30

REVOLVING CREDIT FACILITY AGREEMENT

amongst

THE STANDARD BANK OF SOUTH AFRICA LIMITED

GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED

GOLD FIELDS OPERATIONS LIMITED

and

THE ORIGINAL GUARANTORS LISTED IN SCHEDULE 1

1.	PARTIES	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	INTRODUCTION	34
4.	THE FACILITY	35
5.	CONDITIONS OF UTILISATION	36
6.	UTILISATION OF FACILITY	38
7.	INTEREST	39
8.	INTEREST PERIODS	42
9.	REPAYMENTS	44
10.	PREPAYMENTS	45
11.	FEES	52
12.	TAX GROSS UP AND INDEMNITIES	53
13.	INCREASED COSTS	56
14.	COSTS AND EXPENSES	57
15.	GUARANTEE AND INDEMNITY	58
16.	REPRESENTATIONS AND WARRANTIES	62
17.	INFORMATION UNDERTAKINGS	71
18.	FINANCIAL COVENANTS	78
19.	GENERAL UNDERTAKINGS	79
20.	DEFAULT	86
21.	CHANGE OF PARTY	94
22.	CHANGES TO THE OBLIGORS	97
23.	PAYMENT MECHANICS	100
24.	CONFIDENTIALITY	101
25.	SET-OFF	103
26.	NOTICES AND DOMICILIA	103
27.	GENERAL	106

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REVOLVING CREDIT FACILITY AGREEMENT

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	THE STANDARD BANK OF SOUTH AFRICA LIMITED;

1.1.2	GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED (as Original Borrower);

1.1.3	GOLD FIELDS OPERATIONS LIMITED (as Original Borrower); and

1.1.4	THE ORIGINAL GUARANTORS LISTED IN SCHEDULE 1 (as Original Guarantors).

1.2	The Parties agree as set out below.

2.	DEFINITIONS AND INTERPRETATION

2.1	In this Agreement and in the other Finance Documents, unless the context dictates otherwise or unless otherwise defined in a Finance Document, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.1.1	“Accession Undertaking” means:

2.1.1.1	in relation to any Additional Borrower, an undertaking substantially in the form set out in Schedule 5 (Form of Accession Undertaking) delivered or to be delivered to the Facility Agent and by which an Additional Borrower will become a Party to this Agreement; and

2.1.1.2	in relation to any Additional Guarantor, an undertaking substantially in the form set out in Schedule 5 (Form of Accession Undertaking) delivered or to be delivered to the Facility Agent and by which an Additional Guarantor will become a Party to this Agreement;

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2.1.2	“Additional Borrower” means any company which has become a Party as a Borrower in accordance with clause 22.2 (Additional Borrowers);

2.1.3	“Additional Guarantor” means any company which has become a Party as a Guarantor in accordance with clause 22.4 (Additional Guarantors);

2.1.4	“Additional Obligor” means an Additional Borrower and/or an Additional Guarantor;

2.1.5	“Agreement” means this Revolving Credit Facility Agreement and its Schedules;

2.1.6	“Applicable Anti-Corruption Law” means any anti-corruption or other similar law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business;

2.1.7	“Arranger” means SBSA;

2.1.8	“Associate” has the meaning given to such term in Clause 2.2.1.1 (Consolidated EBITDA) of this Agreement;

2.1.9	“Auditors” means, at any time, the auditors of the Parent at that time, being KPMG as at the Signature Date, and any replacement of those auditors appointed by the Parent;

2.1.10	“Availability Period” means the period commencing on the Financial Close Date and ending on the earlier of:

2.1.10.1	the date on which the Available Facility is cancelled in terms of this Agreement; and

2.1.10.2	the date which is 1 (one) Month prior to the Final Maturity Date;

2.1.11	“Available Commitment” means, in relation to any Lender, that Lender’s Commitment minus (subject as set out below):

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2.1.11.1	the amount of its participation in any outstanding Loans; and

2.1.11.2	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date;

provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment;

2.1.12	“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

2.1.13	“Base Rate” means, subject to clause 8.1.3, JIBAR or where it is not possible to determine JIBAR on any Reset Date, the ZAR-JIBAR-Reference Banks Rate;

2.1.14	“Borrowers” means the Original Borrowers and each Additional Borrower, unless it has ceased to be a Borrower in accordance with clause 22 (Change to the Obligors), and a reference to “Borrower” shall be any one of them as the context requires;

2.1.15	“Breakage Costs” means the amount (if any) by which:

2.1.15.1	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

2.1.15.2	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received

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by it on deposit with a leading bank in the Johannesburg interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

2.1.16	“Business Day” means any day (other than a Saturday, Sunday or an official public holiday in South Africa within the meaning of the Public Holidays Act, 1994) on which banks generally are open for business in Johannesburg;

2.1.17	“Cerro Corona Operation” means the gold and copper mine in Peru owned and operated by the Cerro Corona Subsidiary;

2.1.18	“Cerro Corona Subsidiary” means Gold Fields La Cima S.A.;

2.1.19	“Commitment” means:

2.1.19.1	in relation to the Original Lender, R500 000 000 (Five Hundred Million Rand); and

2.1.19.2	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

in each case, (a) to the extent not cancelled, reduced or transferred by it under this Agreement, and (b) exclusive of any accrued and unpaid or capitalised interest;

2.1.20	“Companies Act” means the Companies Act, 71 of 2008;

2.1.21	“Compliance Certificate” means a certificate substantially in the form of the letter set out in Schedule 7 (Form of Compliance Certificate);

2.1.22	“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Parent and the Facility Agent;

2.1.23	“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date constitutional documents of such

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person at such time (including, without limitation, such person’s memorandum of incorporation, certificate of incorporation, articles of incorporation or commercial registration certificate);

2.1.24	“CP Satisfaction Date” means the date upon which the conditions set out in clause 5.1 have been fulfilled or, where capable of waiver, waived, as the case may be;

2.1.25	“Default” means an Event of Default or any event or circumstances specified in clause 20.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default;

2.1.26	“Demerger” means the demerger in February 2013 of the business of SGL and its Subsidiaries from the business of the Parent and its other Subsidiaries by way of the Distribution;

2.1.27	“Distribution” means the pro rata distribution in specie by the Parent of the entire issued share capital held by the Parent in SGL to the Parent’s existing shareholders, American depository receipt holders and international depository receipt holders;

2.1.28	“Encumbrance” means:

2.1.28.1	any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, security interest, preferential right or trust arrangement or other encumbrance securing any obligation of any person; or

2.1.28.2	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

2.1.28.3	any other type of preferential agreement or arrangement

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(including any title transfer and retention arrangement), the effect of which is the creation of a security interest;

2.1.29	“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law;

2.1.30	“Environmental Law” means any law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business which relates to the pollution, degradation or protection of the environment or harm to or the protection of human health or the health of animals or plants;

2.1.31	“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Material Group Company conducted on or from the properties owned or used by that Material Group Company;

2.1.32	“Event of Default” means any event or circumstance specified as such in clause 20.1 (Events of Default);

2.1.33	“Facility” means the revolving credit facility made available to the Borrowers under this Agreement as described in clause 4 (The Facility);

2.1.34	“Facility Agent” means SBSA;

2.1.35	“Fee Letter” means any letter or letters between the Arranger and the Original Borrowers or the Parent (or the Facility Agent and the Parent) setting out any of the fees referred to in clause 11 (Fees);

2.1.36	“Final Maturity Date” means the 3rd anniversary of the Financial Close Date;

2.1.37	“Finance Documents” means:

2.1.37.1	this Agreement;

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2.1.37.2	any Fee Letter;

2.1.37.3	any Utilisation Request;

2.1.37.4	any Accession Undertaking;

2.1.37.5	any other agreement or document at any time designated a Finance Document by written agreement between the Facility Agent and the Borrowers; and

2.1.37.6	any amendment agreement to any of the Finance Documents referred to in clauses 2.1.37.1 to 2.1.37.5 above;

and “Finance Document” means, as the context requires, any of them;

2.1.38	“Finance Party” means:

2.1.38.1	each Lender; and

2.1.38.2	the Facility Agent;

and “Finance Parties” means, as the context requires, all of them;

2.1.39	“Financial Close Date” means the date which is the earlier of:

2.1.39.1	the CP Satisfaction Date; or

2.1.39.2	the date on which the first Utilisation is made under this Agreement;

2.1.40	“Financial Close Documents” means all of the documents and other evidence listed in Schedule 2 (Financial Close Documents);

2.1.41	“Financial Covenants” means the financial covenants and ratios set out in clause 18.1 (Financial Condition);

2.1.42	“GAAP” means the generally accepted accounting principles set out in IFRS;

2.1.43	“GFIJVH” means GFI Joint Venture Holdings Proprietary Limited

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(Registration No. 1998/023354/07), a private company duly incorporated according to the company laws of South Africa;

2.1.44	“GF Holdings” means Gold Fields Holdings Company (BVI) Limited (Registration No. 651406), a limited liability company duly incorporated according to the company laws of the British Virgin Islands;

2.1.45	“GFO” means Gold Fields Operations Limited (Registration No. 1959/003209/06), a public company duly incorporated according to the company laws of South Africa;

2.1.46	“GFOH” means Gold Fields Orogen Holding (BVI) Limited (Registration No. 184982), a limited liability company duly incorporated according to the company laws of the British Virgin Islands;

2.1.47	“Ghanaian Companies” means Gold Fields Ghana Limited and Abosso Goldfields Limited and “Ghanaian Company” means either of them as required by the context;

2.1.48	“Group” means the Parent, the Guarantors and their Subsidiaries from time to time. For the avoidance of doubt, SGL and its Subsidiaries are not members of the Group;

2.1.49	“Group Company” means any member of the Group and “Group Companies” means, as the context requires, all of them;

2.1.50	“Guarantors” means the Original Guarantors and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 22 (Change to the Obligors), and a reference to “Guarantor” shall be to any one of them as the context requires;

2.1.51	“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board;

2.1.52	“Interest Period” means, in relation to a Loan, each period determined

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in accordance with clause 8 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 7.3 (Default Interest);

2.1.53	“JIBAR” means, in relation to any Interest Period, the rate for the period which most closely approximates such Interest Period which appears on the Reuters Screen SAFEY Page as at 11h00 Johannesburg time on the first day of such Interest Period;

2.1.54	“JSE” means the exchange operated by JSE Limited;

2.1.55	“JSE Listings Requirements” means the listings requirements for public listed companies published by JSE Limited in accordance with the provisions of the Financial Markets Act, 2012;

2.1.56	“Lender” means:

2.1.56.1	the Original Lender; and

2.1.56.2	any bank or financial institution which has become a Party in accordance with clause 21 (Change of Party),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

2.1.57	“Loan” means a loan made or to be made under the Facility or (as the context may require) the principal amount outstanding for the time being of that loan;

2.1.58	“Majority Lenders” means:

2.1.58.1	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 662/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3% of the Total Commitments immediately prior to the reduction); or

2.1.58.2	at any other time, a Lender or Lenders whose participations in the

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Loans then outstanding aggregate more than 662/3% of all the Loans then outstanding;

2.1.59	“Margin” means 2.75% (two point seventy five percent) (which includes, subject to clause 13 (Increased Costs), all statutory, liquid and reserve costs, the Lenders’ credit margin and all other regulatory costs);

2.1.60	“Material Adverse Effect” means a material adverse effect on:

2.1.60.1	the ability of an Obligor to perform its financial or other material obligations under the Finance Documents to which it is a party; or

2.1.60.2	the validity and enforceability of the Finance Documents or any of them;

2.1.61	“Material Group Companies” means:

2.1.61.1	each Obligor; and

2.1.61.2	any Group Company from time to time that is not a Non-Material Group Company,

and “Material Group Company” means, as the context requires, any one of them;

2.1.62	“Month” means a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day but one in the next calendar month, except that:

2.1.62.1	subject to clause 2.1.62.3, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

2.1.62.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

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2.1.62.3	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

2.1.63	“Newshelf” means Newshelf 899 Proprietary Limited (Registration No. 2007/019941/07), a private company duly incorporated according to the company laws of South Africa;

2.1.64	“NYSE” means the New York Stock Exchange operated by NYSE Euronext;

2.1.65	“Non-Material Group Company” means, at any time, a member of the Group (other than an Obligor) which had EBITDA (determined on the same basis as Consolidated EBITDA) or gross assets in its most recently ended Financial Year (on a consolidated basis taking into account it and its Subsidiaries only) less than or equal to 10% (ten percent) of Consolidated EBITDA (but including, for these purposes only, the net income of any Project Finance Subsidiaries) or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 17.1 (Financial Statements)). Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries), provided that:

2.1.65.1	if in the case of any member of the Group, which itself has Subsidiaries, and in respect of which no consolidated financial statements are prepared and audited, its consolidated EBITDA and gross assets shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its Subsidiaries, prepared for this purpose by the Parent;

2.1.65.2	following the Demerger, or if any intra-Group transfer or re-organisation takes place, the audited financial statements of the

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Group Company and all relevant members of the Group shall be adjusted by the Parent in order to take into account the Demerger or such intra-Group transfer or re-organisation; and

2.1.65.3	the audited financial statements of the Group and any relevant member of the Group shall be adjusted in such a manner as the Auditors think fair and appropriate to take account of the Demerger or the acquisition or disposal of any member of the Group or any business of any member of the Group, after the date or at which the audited financial statements of the Group are made up.

Should there be any dispute regarding whether any member of the Group is or is not a Non-Material Group Company such dispute shall be referred, at the request of the Facility Agent, to the Auditors and a report by the Auditors that a member of the Group is or is not a Non-Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties. The costs of obtaining the report by the Auditors will be borne by the unsuccessful party to the dispute;

2.1.66	“Obligor” means:

2.1.66.1	a Borrower;

2.1.66.2	a Guarantor; or

2.1.66.3	any other person comprising a Group Company, designated as an Obligor by agreement between the Facility Agent, the Parent and such person from time to time, and who accedes to this Agreement as an Additional Obligor, and “Obligors” means, as the context requires, all of them;

2.1.67	“Original Borrowers” means:

2.1.67.1	GFIJVH; and

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2.1.67.2	GFO,

and “Original Borrower” means, as the context requires, any of them;

2.1.68	“Original Financial Statements” means the audited consolidated annual financial statements of the Parent for the Financial Year ended 31 December 2012;

2.1.69	“Original Guarantors” means the parties listed in Schedule 1 (Original Guarantors);

2.1.70	“Original Lender” means SBSA;

2.1.71	“Parent” means Gold Fields Limited (Registration No. 1968/004880/06), a public company duly incorporated according to the company laws of South Africa and listed on both the JSE and the NYSE;

2.1.72	“Parties” means:

2.1.72.1	the Lenders;

2.1.72.2	the Borrowers;

2.1.72.3	the Facility Agent; and

2.1.72.4	the Guarantors,

and “Party” means, as the context requires, any one of them;

2.1.73	“Permitted Disposal” means any sale, lease, transfer or other disposal:

2.1.73.1	by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group; or

2.1.73.2	by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other

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disposal is not otherwise restricted by a term of any Finance Document; or

2.1.73.3	by an Obligor to another Obligor, other than to an Additional Obligor; or

2.1.73.4	by a member of the Group that is not an Obligor to an Obligor; or

2.1.73.5	by an Obligor to an Additional Obligor or to a member of the Group that is not an Obligor if such sale, lease, transfer or other disposal is concluded at arm’s length; or

2.1.73.6	by a member of the Group that is not an Obligor to another member of the Group that is not an Obligor; or

2.1.73.7	by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group (other than a sale, lease, transfer or other disposal referred to in clauses 2.1.73.1, 2.1.73.2, 2.1.73.3, 2.1.73.4, 2.1.73.6 and 2.1.73.8) does not exceed 20% (twenty percent) of the Consolidated Tangible Net Worth in any Financial Year subject to a maximum of 30% (thirty percent) of Consolidated Tangible Net Worth at such time in aggregate during the period from the date of this Agreement to the Final Maturity Date; or

2.1.73.8	for which the Facility Agent has given its prior written consent (acting on the instructions of the Majority Lenders);

2.1.74	“Permitted Encumbrance” means:

2.1.74.1	any Encumbrance created prior to the Signature Date which has been disclosed:

2.1.74.1.1	in writing to the Facility Agent prior to the Signature Date; or

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2.1.74.1.2	in the Original Financial Statements,

and which only secures indebtedness outstanding at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;

2.1.74.2	any title transfer or retention arrangement entered into by any Group Company in the normal course of the trading activities and on terms no worse for that Group Company than the standard terms of the relevant supplier;

2.1.74.3	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

2.1.74.4	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payment or otherwise) of any Group Company;

2.1.74.5	any Encumbrance over or affecting (or transaction described in clause 19.3 (Negative Pledge) (“Quasi-Encumbrance”) affecting) any asset acquired by a member of the Group after the date of this Agreement if:

2.1.74.5.1	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

2.1.74.5.2	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a

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member of the Group; and

2.1.74.5.3	the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to clauses 2.1.74.2, 2.1.74.3, 2.1.74.4, 2.1.74.6, 2.1.74.7, 2.1.74.8 or 2.1.74.9) removed or discharged within 6 (six) Months of the date of acquisition of such asset;

2.1.74.6	any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

2.1.74.6.1	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

2.1.74.6.2	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

2.1.74.6.3	the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to clauses 2.1.74.2, 2.1.74.3, 2.1.74.4, 2.1.74.6, 2.1.74.7, 2.1.74.8 or 2.1.74.9) removed or discharged within 6 (six) Months of that company becoming a member of the Group;

2.1.74.7	any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary;

2.1.74.8

in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company, any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal

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amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under clauses 2.1.74.1 to 2.1.74.7 above and clauses 2.1.74.9 and 2.1.74.10 below) does not at any time exceed 12% (twelve percent) of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

2.1.74.9	any other Encumbrance or Quasi-Encumbrance created with the prior written approval of the Facility Agent (acting on the instructions of the Majority Lenders);

2.1.74.10	any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona Operation over the business or assets of the Cerro Corona Subsidiary or over the Ownership Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this clause 2.1.74.10 does not at any time in aggregate exceed US$200 000 000 (Two Hundred Million United States Dollars) (subject to a maximum exchange rate of R12/$). In this clause 2.1.74.10 “Ownership Interests” means:

2.1.74.10.1	the shares issued by the Cerro Corona Subsidiary;

2.1.74.10.2	any shareholder loans made to the Cerro Corona Subsidiary;

2.1.74.10.3	to the extent required by Peruvian law, the shares in the holding company which directly owns the shares issued by the Cerro Corona Subsidiary provided that such holding company’s sole assets are shares issued by, and any loans made by it to, the Cerro Corona Subsidiary and its sister company, Mineral Gold Fields S.A.;

2.1.75	“Permitted Indebtedness” means Financial Indebtedness:

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2.1.75.1	arising under the Finance Documents;

2.1.75.2	arising under any environmental bond which any member of the Group is required to issue under any applicable law;

2.1.75.3	arising in connection with the Cerro Corona Operation up to a maximum aggregate amount of US$200 000 000 (Two Hundred Million United States Dollars) (subject to a maximum exchange rate of R12/$);

2.1.75.4	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

2.1.75.5	of the Group existing and available on the date of this Agreement (or, of any person that becomes a member of the Group from time to time, provided that, such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation thereof);

2.1.75.6	between Group Companies to the extent incurred for the purposes of financing capital expenditure of the Group and general corporate and working capital requirements; or

2.1.75.7	not falling within clauses 2.1.75.1, 2.1.75.2, 2.1.75.3, 2.1.75.4, 2.1.75.5 or 2.1.75.6 above provided that the aggregate amount of all Financial Indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness incurred by a Guarantor or a Project Finance Subsidiary) permitted under this clause 2.1.75.7 does not at any time exceed US$250 000 000 (Two Hundred and Fifty Million United States Dollars) (subject to a maximum exchange rate of R12/$);

2.1.76	“Permitted Transferees” means, subject to clause 21.2.3, any person listed in Schedule 8 (Permitted Transferees);

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2.1.77	“Project Finance Borrowings” means:

2.1.77.1	any indebtedness to finance (or refinance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group;

2.1.77.2	any indebtedness the terms and conditions of which have been approved by the Facility Agent and which the Facility Agent has agreed in writing (acting on the instructions of the Majority Lenders) to treat as a “Project Finance Borrowing” for the purposes of this Agreement;

2.1.78	“Project Finance Subsidiary” means a single purpose company or other entity (excluding the Obligors) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings;

2.1.79	“Rand” and “R” means South African Rand, the lawful currency of South Africa;

2.1.80	“Reference Banks” means Nedbank Limited, FirstRand Bank Limited, SBSA and ABSA Bank Limited;

2.1.81	“Repeating Representations” means each of those representations and warranties set out in clause 16.1 (Representations and Warranties) which are stated as being deemed to be repeated as provided for

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pursuant to clause 16.2 (Repetition);

2.1.82	“Repetition Date” has the meaning given to it in clause 16.2 (Repetition);

2.1.83	“Reset Date” means the first day of each Interest Period, being the date in each case upon which the relevant Base Rate is to be determined for such Interest Period, provided the first Reset Date shall be the first Utilisation Date;

2.1.84	“Resignation Letter” means a letter substantially in the form of the letter set out in Schedule 6 (Form of Resignation Letter);

2.1.85	“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (target of Sanctions signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

2.1.86	“Rollover Loans” means one or more Loans:

2.1.86.1	made or to be made on the same day that a maturing Loan is due to be repaid;

2.1.86.2	the aggregate amount of which is equal to or less than the maturing Loan; and

2.1.86.3	made or to be made for the purpose of refinancing a maturing Loan;

2.1.87	“SAFEX Overnight Deposit Rate” means:

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2.1.87.1	on the relevant Reset Date, the overnight deposit rate designated as (“SFXROD”) which appears on the Reuters SAFEX Money Market Screen as of 11h00 Johannesburg time on that date, rounded to the third decimal point; or

2.1.87.2	where the SAFEX Overnight Deposit Rate cannot be determined on account of the relevant rate not appearing on the Reuters SAFEX Money Market Screen, an equivalent rate determined by the Facility Agent, acting in a commercially reasonable manner;

2.1.88	“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government, (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom, (v) the Republic of France, (vi) the Council of Europe or (vii) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the US Department of Commerce, the United States Department of State, Her Majesty’s Treasury (“HMT”) and the French Ministry of Finance (together, the “Sanctions Authorities”);

2.1.89	“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time;

2.1.90	“SBSA” means The Standard Bank of South Africa Limited (Registration No. 1962/000738/06), a public company and registered bank duly incorporated according to the company and banking laws of South Africa;

2.1.91	“Semi-Annual Period” shall bear the meaning defined in clause 7.2.2.1;

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2.1.92	“SGL” means Sibanye Gold Limited (Registration No. 2002/031431/06), a public company duly incorporated according to the company laws of South Africa (formerly known as GFI Mining South Africa Proprietary Limited);

2.1.93	“Signature Date” means the date of the signature of this Agreement by the Party signing last in time, provided that all the Parties have signed this Agreement;

2.1.94	“South Africa” means the Republic of South Africa as constituted from time to time;

2.1.95	“South Deep JV” means GFO and GFIJVH, acting jointly in their capacities as participants in an unincorporated joint venture, known as the South Deep Joint Venture, established pursuant a joint venture agreement entered into between GFO and GFIJVH on 31 March 1999 (as amended from time to time);

2.1.96	“South Deep Operation” means the South Deep gold mine in South Africa owned and operated by the South Deep JV;

2.1.97	“Subsidiary” means a “subsidiary” as defined in the Companies Act and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act;

2.1.98	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same);

2.1.99	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

2.1.100	“Tax Deduction” means a deduction or withholding for or on account of Tax from payment under a Finance Document;

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2.1.101	“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.1 (Tax gross-up) or a payment under Clause 12.2 (Tax indemnity);

2.1.102	“Total Commitments” means the aggregate of all the Lenders’ Commitments at any time;

2.1.103	“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

2.1.104	“Utilisation” means a utilisation of the Facility;

2.1.105	“Utilisation Date” means the date of a Utilisation being the date upon which the relevant Loan is made;

2.1.106	“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request);

2.1.107	“VAT” means value added tax leviable in terms of the Value Added Tax Act, 1991; and

2.1.108	“ZAR-JIBAR-Reference Banks Rate” means the mid-market rate between deposits and loans in Rand for an Interest Period quoted by the Reference Banks at approximately 11am Johannesburg time on the relevant Reset Date. The Facility Agent will request the principal Johannesburg office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that Reset Date will be the arithmetic means of the quotations. If fewer than two quotations are provided, the rate for that Reset Date will be determined by the Facility Agent in accordance with clauses 7.6 and 7.7.

2.2	Financial Definitions

2.2.1	In the Finance Documents, the accounting expressions set forth below shall bear the following meanings:

2.2.1.1	“Consolidated EBITDA” means, in respect of any Measurement

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Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with GAAP:

2.2.1.1.1	any provision on account of normal, deferred and royalty taxation;

2.2.1.1.2	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

2.2.1.1.3	any other interest received or receivable by any member of the Group on any deposit or bank account;

2.2.1.1.4	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

2.2.1.1.5	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

2.2.1.1.6	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

2.2.1.1.7	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

2.2.1.1.8	any gains or losses recognised on the attributable share of results of Associates after tax, but including any dividends received in cash by any member of the Group from such an Associate;

2.2.1.1.9	any share-based payments;

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2.2.1.1.10	any other extraordinary or exceptional items; and

2.2.1.1.11	any other material non-cash gain or loss that needs to be accounted for under GAAP.

For any company that is not a Subsidiary of the Group but in which any member of the Group directly or indirectly owns an equity interest of more than 20% (twenty per cent) of the issued share capital (an “Associate”), the Parent may include in the Consolidated EBITDA the percentage of the equity interest of the amount that would be the EBITDA of the Associate;

2.2.1.2	“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any guarantee obligations of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Borrowings (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Borrowings;

2.2.1.3

“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group,

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other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Finance Charges (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Finance Charges;

2.2.1.4	“Consolidated Tangible Net Worth” means, at any time, the “Total Equity”, as reported in the “Consolidated Statement of Changes in Equity” in the last set of annual consolidated financial statements of the Parent delivered to the Facility Agent pursuant to this Agreement;

2.2.1.5	“Financial Indebtedness” means (without double counting) any indebtedness of the Group for or in respect of:

2.2.1.5.1	moneys borrowed;

2.2.1.5.2	any amount raised by acceptance under any acceptance credit facility;

2.2.1.5.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

2.2.1.5.4	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

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2.2.1.5.5	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

2.2.1.5.6	the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

2.2.1.5.6.1	used primarily as a method of raising credit; or

2.2.1.5.6.2	not made in the ordinary course of business;

2.2.1.5.7	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

2.2.1.5.8	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

2.2.1.5.9	any derivative transaction (a “Derivative Transaction”) entered into in connection with protection against or benefit from fluctuation in any rate or price save for a Derivative Transaction entered into in relation to any amount payable to a trade creditor (and, when calculating the value of any Derivative Transaction, only the marked to market value shall be taken into account which, for the avoidance of doubt, may be an addition to or subtraction from the amount of Financial Indebtedness);

2.2.1.5.10	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

2.2.1.5.11	any amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the Final Maturity Date; and

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2.2.1.5.12	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs 2.2.1.5.1 to 2.2.1.5.11 above, but not including any indebtedness owed by any Obligor to any other Obligor;

2.2.1.6	“Financial Year” means, at any time, the financial year of the Group ending on 31 December in each calendar year;

2.2.1.7	“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of clauses 2.2.1.5.9 and 2.2.1.5.10 of the definition of “Financial Indebtedness”;

2.2.1.8	“Measurement Period” means each period of 12 (twelve) Months ending on the last day of the Parent’s Financial Year and each period of 12 (twelve) Months ending on the last day of the first half of the Parent’s Financial Year.

2.3	Interpretation and Construction

2.3.1	A document in an “agreed form” is a document which has been initialled as such on or before the relevant date for the purposes of identification by or on behalf of the Borrower and the Facility Agent or, if not so initialled, is in form and substance reasonably satisfactory to the Facility Agent.

2.3.2	Any reference in any Finance Document to:

2.3.2.1	an “affected person” shall have the meaning ascribed thereto in section 128 of the Companies Act;

2.3.2.2	an “affiliate” means, in relation to any person, a Subsidiary of that person or a holding company of that person or any other Subsidiary of that holding company;

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2.3.2.3	an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

2.3.2.4	“arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate holding company of such counterparty or an entity of which such counterparty or its ultimate holding company has direct or indirect control, or owns directly or indirectly more than 20% (twenty percent) of the share capital or similar rights of ownership;

2.3.2.5	“assets” includes properties, revenues and rights of every description;

2.3.2.6	“audited” means, in respect of any financial statement those financial statements as audited by the Auditors;

2.3.2.7	“authorisations” mean any authorisation, consent, registration, filing, agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Finance Document or any transaction contemplated under any Finance Document);

2.3.2.8	“authority” means any government or governmental, administrative, fiscal or judicial authority, body, court, department, commission, tribunal, registry or any stated owned or controlled authority which principally performs governmental functions;

2.3.2.9	“business rescue” shall have the meaning ascribed thereto in section 128 of the Companies Act;

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2.3.2.10	“business rescue practitioner” shall have the meaning ascribed thereto in section 128 of the Companies Act;

2.3.2.11	a “calendar month” shall be construed as a named month, i.e. January, February, March, April, May, June, July, August, September, October, November and December;

2.3.2.12	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.3.2.13	a Default is “continuing” if it has not been remedied (where such default is capable of remedy) or waived;

2.3.2.14	“financially distressed” shall have the meaning ascribed thereto in section 128 of the Companies Act;

2.3.2.15	a “holding company” shall be construed in accordance with the Companies Act;

2.3.2.16	the words “including” and “in particular” are used by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any of the preceding words;

2.3.2.17	“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety or as guarantor) for the payment or repayment of money, whether present or future, actual or contingent;

2.3.2.18

“law” shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, directive, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied)

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of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

2.3.2.19	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

2.3.2.20	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

2.3.2.21	a “regulation” means any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

2.3.2.22	“repay” (or any derivative form of that word) includes “prepay” (or any derivative form of that word);

2.3.2.23	“security interest” means any mortgage, pledge, lien, charge, assignment, cession, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security;

2.3.2.24	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereof or a schedule of a Finance Document;

2.3.3	Unless inconsistent with the context or save where the contrary is expressly indicated in any Finance Document:

2.3.3.1	if any provision in a definition is a substantive provision

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conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document;

2.3.3.2	when any number of days is prescribed in any Finance Document, same shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.3.3.3	in the event that the day for payment of any amount due in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for payment shall be the preceding Business Day;

2.3.3.4	in the event that the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day;

2.3.3.5	any reference in any Finance Document to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.3.3.6	any reference in any Finance Document to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.3.3.7	except as expressly provided for in any Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a Party to the relevant Finance Document;

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2.3.3.8	references to day/s, calendar month/s or year/s shall be construed as Gregorian calendar day/s, calendar month/s or year/s;

2.3.3.9	a reference to a Party includes that Party’s successors-in-title and permitted assigns;

2.3.3.10	where any Party is required to provide any consent or approval or agree to the actions of any other Party, the request for such consent or approval or agreement shall be in writing and such consent or approval or agreement shall be in writing and shall not be unreasonably withheld or delayed having regard to the financial condition of the Borrower and the Group and the ability of the Obligors to perform their financial or other material obligations under the Finance Documents.

2.3.4	The headings to the clauses and schedules of any Finance Document are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of any Finance Document nor any clause or schedule thereof.

2.3.5	Unless inconsistent with the context, an expression in any Finance Document which denotes:

2.3.5.1	any one gender includes the other genders;

2.3.5.2	a natural person includes a juristic person and vice versa; and

2.3.5.3	the singular includes the plural and vice versa.

2.3.6	The Schedules to any Finance Document form an integral part thereof and words and expressions defined in any Finance Document shall bear, unless the context otherwise requires, the same meaning in such Schedules. To the extent that there is any conflict between the Schedules to any Finance Document and the provisions of the relevant Finance Document, the provisions of the relevant Finance Document shall prevail.

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2.3.7	Where any term is defined within the context of any particular clause in any Finance Document, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of the relevant Finance Document, notwithstanding that that term has not been defined in any interpretation clause.

2.3.8	The expiration or termination of any Finance Documents shall not affect such of the provisions of the Finance Documents as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.3.9	The Finance Documents shall be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

2.3.10	The use of any expression in any Finance Document covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to the Finance Documents is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.3.11	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

3.	INTRODUCTION

3.1	The Borrowers require the Facility for the purpose of funding (i) capital expenditure of the Group, and (ii) general corporate and working capital requirements of the Group.

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3.2	The Lenders have agreed to make the Facility available to the Borrowers in accordance with the terms and conditions of this Agreement.

4.	THE FACILITY

4.1	The Facility

The Lenders agree to make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Commitments, subject to the terms and conditions of this Agreement.

4.2	Purpose of the Facility

The Borrowers shall utilise the Facility for the purpose of funding (i) capital expenditure of the Group, and (ii) general corporate and working capital requirements of the Group.

4.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.4	Finance Parties’ Rights and Obligations

4.4.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

4.4.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

4.4.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

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4.5	Facility Agent

While SBSA is the only Lender under the Facility, all references to the Facility Agent in this Agreement shall be construed as references to SBSA in its capacity as a Lender.

5.	CONDITIONS OF UTILISATION

5.1	Initial Conditions Precedent

The Lenders shall not be obliged to make any Loan to any Borrower under the Facility unless:

5.1.1	all of the Financial Close Documents have been delivered to the Facility Agent in a form and in substance satisfactory to the Facility Agent. The Facility Agent shall notify the Parent and the Lenders promptly on being so satisfied; or

5.1.2	to the extent that any Financial Close Documents are not in a form and in substance satisfactory to the Facility Agent or have not been delivered, the Facility Agent has, upon written notice to all of the Parties, waived or deferred delivery of those Financial Close Documents which are not in a form and in substance satisfactory to it or which have not been delivered pursuant to clause 5.3 (Waiver of Conditions Precedent);

5.1.3	the Facility Agent being satisfied that no business rescue proceedings have commenced in respect of any Material Group Company, which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

5.2	Further Conditions to Utilisation of Facility

The Lenders shall not be obliged to make any Loan to any Borrower under the Facility unless on the proposed Utilisation Date:

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5.2.1	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Rollover Loan, and in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

5.2.2	the Repeating Representations are true, accurate and complete in all material respects.

5.3	Waiver or Deferral of Conditions Precedent

5.3.1	Satisfaction of any of the conditions set out in:

5.3.1.1	clause 5.1 (Initial Conditions Precedent) may be waived or deferred by the Facility Agent acting on the instructions of the Majority Lenders;

5.3.1.2	clause 5.2 (Further Conditions to Utilisation of Facility) may be waived or deferred by the Facility Agent acting on the instructions of the Majority Lenders.

5.3.2	Waiver or deferral of delivery of any of the Financial Close Documents either at all or in a form and in substance satisfactory to the Facility Agent or waiver of any of the further conditions set out in clause 5.2 (Further Conditions to Utilisation of Facility) shall not prejudice the right of the Facility Agent to require subsequent fulfilment of such condition in a written notice to this effect delivered at the time of such waiver or deferral and, unless otherwise specified in any written notice waiving fulfilment of the relevant condition, the relevant condition shall be fulfilled by the Obligors within 5 (five) Business Days of the date of the written notice waiving fulfilment of such condition.

5.4	Termination

If the Financial Close Date has not occurred before the date falling 60 (sixty) days after the Signature Date then the Facility Agent shall be entitled, acting on the instructions of the Majority Lenders to cancel the Facility by written

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notice to the Borrowers. Such cancellation shall be without prejudice to the Borrowers’ obligation under clause 14 (Costs and Expenses) to pay any costs, fees, expenses or taxes then due and payable.

6.	UTILISATION OF FACILITY

6.1	Subject to clause 5 (Conditions of Utilisation), a Borrower may utilise the Facility during the Availability Period by delivering to the Facility Agent a duly completed Utilisation Request not later than 11h00 not less than 3 (three) Business Days prior to the proposed Utilisation Date.

6.2	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

6.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

6.2.2	the currency of the proposed Loan is Rand;

6.2.3	the amount of the proposed Loan is a minimum amount of R10 000 000 (Ten Million Rand) (or, if less, the Available Facility);

6.2.4	it specifies an Interest Period of one, three, six or twelve Months applicable to the proposed Loan;

6.2.5	it specifies a bank account in South Africa to which the Borrower wishes the proceeds of the Loan to be credited; and

6.2.6	the proposed Loan together with the aggregate of the Loans still outstanding on the proposed Utilisation Date shall not exceed the Available Facility.

6.3	Only one Loan may be requested in each Utilisation Request.

6.4	Only one Utilisation Request may be outstanding at any point in time, provided that a joint request by GFO and GFIJVH in their capacities as members of the South Deep JV will be deemed to be one Utilisation Request.

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6.5	A maximum of two Utilisation Requests may be delivered in any calendar month during the Availability Period.

6.6	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 (ten) Loans would be outstanding at any point in time and to this effect, the Lender will consolidate 2 (two) or more outstanding Loans made to the same Borrower maturing on the same date, such that the relevant Rollover Loan made to refinance such maturing Loans will be in respect of such outstanding Loans as consolidated into 1 (one) Loan.

6.7	The Borrower acknowledges and agrees that any Utilisation Request signed by an authorised signatory (as designated in terms of paragraph 1.2.2 of Schedule 2 (Financial Documents)) on behalf of a Borrower shall be deemed to be a valid Utilisation Request issued by that Borrower and any Loan made pursuant to such Utilisation Request to that Borrower shall constitute a valid Loan to that Borrower.

6.8	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available on the Utilisation Date.

6.9	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

7.	INTEREST

7.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

7.1.1	Base Rate; and

7.1.2	Margin.

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7.2	Payment of interest

7.2.1	In respect of each Interest Period of one, three or six Months selected in accordance with clause 8.1.2, each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each such Interest Period.

7.2.2	In respect of each Interest Period of 12 (twelve) Months selected in accordance with clause 8.1.2, each Borrower to which a Loan has been made shall pay accrued interest on that Loan as follows:

7.2.2.1	all interest accrued during the 6 (six) Month period (a “Semi-Annual Period”) commencing on the first day of such Interest Period (inclusive of the first day of that Semi-Annual Period but exclusive of the last day of that Semi-Annual Period) shall be paid by that Borrower on the last day of that Semi-Annual Period; and

7.2.2.2	all interest accrued during the period commencing on the last day of that Semi-Annual Period and ending on the last day of that Interest Period (inclusive of the first day of that period but exclusive of the last day that period) shall be paid by that Borrower on the last day of that Interest Period.

7.3	Default interest

7.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 7.3.2, is 2% (two percent) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 7.3 shall be immediately payable by the relevant Obligor on demand by the Facility Agent.

7.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

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7.3.2.1	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

7.3.2.2	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% (two percent) higher than the rate which would have applied if the overdue amount had not become due.

7.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

7.5	Absence of quotations

Subject to clause 7.6 (Market disruption), if the Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11h00 (Johannesburg time) on the Reset Date, the applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

7.6	Market disruption

7.6.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate which is the sum of:

7.6.1.1	the Margin; and

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7.6.1.2	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

7.6.2	In this Agreement “Market Disruption Event” means:

7.6.2.1	at or about noon on the Reset Date for the relevant Interest Period JIBAR is not available on the relevant screen and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Base Rate for the relevant Interest Period; or

7.6.2.2	before close of business in Johannesburg on the Reset Date for the relevant Interest Period, the Facility Agent receives notifications from any Lender that the cost to it of obtaining matching deposits in the Johannesburg interbank market would be in excess of the Base Rate.

7.7	Alternative basis of interest or funding

7.7.1	Without prejudice to the generality of clause 7.6.1, if a Market Disruption Event occurs and the Facility Agent or the Parent so requires, the Facility Agent and the Parent shall enter into negotiations for a period of not more than 30 (thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

7.7.2	Any alternative basis agreed pursuant to clause 7.7.1 above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

8.	INTEREST PERIODS

8.1	Selection of Interest Periods

8.1.1	A Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

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8.1.2	Subject to this clause 8 (Interest Periods), a Borrower may select an Interest Period of one, three, six or twelve Months, as specified in the Utilisation Request.

8.1.3	An Interest Period for a Loan shall not extend beyond the Final Maturity Date. If an Interest Period for a Loan selected by a Borrower would, but for this clause 8.1.3, extend beyond the Final Maturity Date (such Interest Period, a “Broken Period”), then for that Broken Period the Base Rate shall be determined in accordance with the following formula:

r = r1 + (t- t1) x (r2-r1) / (t2-t1)

where:

r = the Base Rate to be determined,

r1 = the Base Rate for the period closest to but less than that Broken Period, provided that if this would result in r1 being less than 1 month, then r1 shall be equal to JIBAR Overnight Deposit Rate plus 0,01%;

r2 = the Base Rate for the period closest to but greater than that Broken Period;

t1 = the number of days applicable to the period for which r1 is quoted on the first day of that Broken Period;

t2 = the number of days applicable to the period for which r2 is quoted on the first day of that Broken Period;

t = the number of days in that Broken Period.

8.1.4	Each Interest Period for a Loan shall start on the relevant Utilisation Date.

8.1.5	A Loan has 1 (one) Interest Period only.

8.1.6	Subject to this clause 8 (Interest Periods), a Borrower may select a

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different Interest Period for a Rollover Loan than the Interest Period of the Loan being refinanced by that Rollover Loan in the Utilisation Request delivered for that Rollover Loan.

8.1.7	If a Borrower fails to select an Interest Period for a Loan in the Utilisation Request for that Loan, the Interest Period for the applicable Loan shall be 3 (three) Months.

8.2	Non-Business Days

If an Interest Period or a Semi-Annual Period would otherwise end on a day which is not a Business Day, that Interest Period or Semi-Annual Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	Consolidation of Loans

If two or more Interest Periods relate to Loans made to the same Borrower and end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

8.4	Day Count Convention

Any interest or fee accruing under a Finance Document will accrue from day to day and is calculated inclusive of the first day but exclusive of the last day of an Interest Period or Semi-Annual Period, as the case may be, on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year is a leap year) or, in any case where the practice in the Johannesburg interbank market differs, in accordance with that market practice.

9.	REPAYMENTS

Each Borrower shall repay each Loan made to it on the last day of its Interest Period such that all Loans outstanding under the Facility (including accrued and unpaid interest thereon) shall be repaid in full by no later than the Final Maturity Date.

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10.	PREPAYMENTS

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

10.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

10.1.2	upon the Facility Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

10.1.3	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Change of control

10.2.1	If any person or group of persons acting in concert gains control of the Parent:

10.2.1.1	the Parent shall promptly notify the Facility Agent upon becoming aware of that event;

10.2.1.2	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) and the Facility Agent and the Parent shall consult about the change of control;

10.2.1.3	if the Majority Lenders so require after a period of 45 (forty-five) days from receipt of the notice referred to in clause 10.2.1.1 above, the Facility Agent shall by notice to the Parent, (such notice to be delivered no later than 60 (sixty) days from receipt of the notice referred to in clause 10.2.1.1 above), cancel the Total Commitments and declare all outstanding Loans, together with

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accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable;

10.2.1.4	if the Facility Agent does not serve the notice referred to in clause 10.2.1.3 above or if the Majority Lenders do not require that the Total Commitments be cancelled and declare that all outstanding Loans together with accrued interest and all other amounts accrued under the Finance Documents become immediately due and payable, then each Lender may by notice to the Facility Agent, which shall be delivered not earlier than 45 (forty-five) days nor later than 60 (sixty) days from receipt of the notice referred to in 10.2.1.1 above, whereupon the Facility Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of the Lender’s notification), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of the Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

10.2.2	For the purpose of clause 10.2.1 above, “control” means:

10.2.2.1	the power (whether by way ownership of shares, proxy, contract, agency or otherwise) to:

10.2.2.1.1	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or

10.2.2.1.2	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

10.2.2.1.3	give directions with respect to the operating and financial

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policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

10.2.2.2	the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

For the purpose of clause 10.2.1 above, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

10.3	Applicable Anti-Corruption Laws

10.3.1	No Material Group Company shall violate any Applicable Anti-Corruption Law and the Parent shall ensure that the Group institute and maintain policies and procedures designed to promote and achieve compliance with any Applicable Anti-Corruption Law where violation of such laws or failure to institute and maintain such policies and procedures could reasonably be expected to have a material adverse effect on the business, operations or prospects of the Group taken as a whole. For purposes of this Clause 10.3.1, “a material adverse effect on the business, operations or prospects of the Group taken as a whole” shall not constitute a “Material Adverse Effect” as contemplated in Clause 16.1.23 (No Material Adverse Effect) and Clause 20.1.13 (Material Adverse Effect).

10.3.2	If any Material Group Company fails to comply with the provisions of Clause 10.3.1 and is finally judicially determined to have violated an Applicable Anti-Corruption Law, then the Parent shall promptly notify the Facility Agent in writing of such violation, together with reasonable details of same.

10.3.3	Within 10 (ten) Business Days of receipt of the notice contemplated in

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Clause 10.3.2, the Parties shall enter into discussions, for a period not exceeding 20 (twenty) Business Days or such longer period as agreed between the Parties, regarding inter alia the consequences and effects of the non-compliance contemplated in Clause 10.3.2 on the business, operations or prospects of the Group taken as a whole.

10.3.4	Each Lender may by notice to the Facility Agent, which shall be delivered not later than 5 (five) Business Days after the expiry of the period referred to in Clause 10.3.3 above, whereupon the Facility Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of the Lender’s notification), cancel the Commitment of that Lender (or any portion thereof) and declare the participation of that Lender in all outstanding Loans (or any portion thereof), together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of the Lender (or the relevant portion thereof) will be cancelled and all such outstanding amounts will become immediately due and payable.

10.4	South Deep Mining Right

10.4.1	If:

10.4.1.1	the South Deep JV loses its mining right in relation to the South Deep Operation; or

10.4.1.2	the mining right in relation to the South Deep Operation is materially restricted or otherwise limited;

then the Parent shall promptly notify the Facility Agent in writing of such loss or restriction, together with reasonable details of same.

10.4.2

Within 10 (ten) Business Days of receipt of the notice contemplated in Clause 10.4.1, the Parties shall enter into discussions, for a period not exceeding 20 (twenty) Business Days or such longer period as agreed between the Parties, regarding inter alia the consequences and effects of

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the non-compliance contemplated in Clause 10.4.1 on the business, operations or prospects of the Group taken as a whole.

10.4.3	Each Lender may by notice to the Facility Agent, which shall be delivered not later than 5 (five) Business Days after the expiry of the period referred to in Clause 10.4.2 above, whereupon the Facility Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of the Lender’s notification), cancel the Commitment of that Lender (or any portion thereof) and declare the participation of that Lender in all outstanding Loans (or any portion thereof), together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of the Lender (or the relevant portion thereof) will be cancelled and all such outstanding amounts will become immediately due and payable.

10.5	Delisting

10.5.1	If the Parent is delisted from the NYSE without the prior written consent of the Facility Agent, then the Parent shall promptly notify the Facility Agent in writing of such delisting, together with reasonable details of same.

10.5.2	Within 10 (ten) Business Days of receipt of the notice contemplated in Clause 10.5.1, the Parties shall enter into discussions, for a period not exceeding 20 (twenty) Business Days or such longer period as agreed between the Parties, regarding inter alia the consequences and effects of the non-compliance contemplated in Clause 10.5.1 on the business, operations or prospects of the Group taken as a whole.

10.5.3	Each Lender may by notice to the Facility Agent, which shall be delivered not later than 5 (five) Business Days after the expiry of the period referred to in Clause 10.5.2 above, whereupon the Facility Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of the Lender’s notification), cancel the Commitment of that Lender (or any portion thereof) and declare the participation of that

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Lender in all outstanding Loans (or any portion thereof), together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of the Lender (or the relevant portion thereof) will be cancelled and all such outstanding amounts will become immediately due and payable.

10.6	Voluntary Prepayment

10.6.1	At any time prior to the Final Maturity Date and for as long as no Default is continuing, a Borrower may by giving to the Facility Agent not less than 5 (five) Business Days’ prior written notice (a “Prepayment Notice”) to that effect, prepay the whole or a portion of the Loans made to it (the “Voluntary Prepayment Portion”), subject to the conditions and provisions relating to prepayment as set out in clauses 10.6.2 and 10.10 (Restrictions and Miscellaneous Provisions relating to Prepayments).

10.6.2	Any proposed voluntary prepayment hereunder shall be conditional upon and subject to compliance by the Borrowers with the following conditions and provisions:

10.6.2.1	such prepayment shall not result in a breach of the Financial Covenants immediately after such prepayment has been made;

10.6.2.2	the Voluntary Prepayment Portion being prepaid shall be a minimum aggregate amount of R10 000 000 (Ten Million Rand) (or, if less, the amount of the then outstanding Loans) and in integral multiples of R10 000 000 (Ten Million Rand) thereafter.

10.7	Cancellation

Any unutilised portion of the Available Facility shall be cancelled on the last day of the Availability Period and the Available Facility shall be reduced to zero.

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10.8	Voluntary Cancellation

During the Availability Period, the Parent may, if it gives the Facility Agent not less than 10 (ten) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of R10 000 000 (Ten Million Rand) and integral multiples of R10 000 000 (Ten Million Rand) in excess thereof) of the Available Facility. Any cancellation under this clause 10.8 shall reduce the Commitments of the Lenders rateably.

10.9	Breakage Costs

10.9.1	Each Borrower shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Breakage Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.9.2	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Breakage Costs for any Interest Period in which they accrue.

10.10	Restrictions and Miscellaneous Provisions relating to Prepayments

10.10.1	Any notice of cancellation or prepayment given by any Party under this clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.10.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Breakage Costs, without premium or penalty.

10.10.3	Unless a contrary indication appears in this Agreement, any part of any Loan which is prepaid may be reborrowed in accordance with the terms of this Agreement.

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10.10.4	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.10.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.10.6	If the Facility Agent received a notice under this clause 10 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

11.	FEES

11.1	Commitment Fees

11.1.1	The Parent (or a Borrower nominated by the Parent) shall pay to the Facility Agent (for the account of each Lender) a commitment fee in Rand which shall be computed daily at the rate of 1.05% (one point zero five percent) per annum on that Lender’s Available Commitment.

11.1.2	The accrued commitment fee is payable on the last day of each successive period of 6 (six) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arranging Fee

The Parent (or a Borrower nominated by the Parent) shall pay to the Arranger an arranging fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency Fee

The Parent (or a Borrower nominated by the Parent) shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

12.1.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.1.2	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, without prejudice to clause 12.1.1 a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent and, if applicable, that Obligor.

12.1.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.1.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.1.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2	Tax indemnity

12.2.1	The Parent shall (within 3 (three) Business Days of demand by the

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Facility Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines (in its absolute discretion) will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

12.2.2	Clause 12.2.1 above shall not apply:

12.2.2.1	with respect to any Tax assessed on a Finance Party:

12.2.2.1.1	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

12.2.2.1.2	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.2.2.2	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.1 (Tax gross-up).

12.2.3	A Finance Party making, or intending to make a claim under clause 12.2.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

12.2.4	A Finance Party shall, on receiving a payment from an Obligor under this clause 12.2, notify the Facility Agent.

12.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines (in its absolute discretion) that:

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12.3.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.3.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to such Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

12.4	Stamp taxes

The Parent shall pay and, within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that a Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	Value added tax

12.5.1	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause 12.5.3 below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.5.2

If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as

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paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

12.5.3	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

13.1.1	Subject to clause 13.3 (Exceptions), the Parent (or a Borrower nominated by the Parent) shall, within 5 (five) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, including any aspect of Basel III implemented after the Signature Date, or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:

13.1.2.1	a reduction in the rate of return from a Facility or on a Finance Party’s (or its affiliate’s) overall capital;

13.1.2.2	an additional or increased cost; or

13.1.2.3	a reduction of any amount due and payable under any Finance Document,

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which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Parent.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate in accordance with clause 27.2 (Accounts and Certificates) confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.2	compensated for by clause 12.2 (Tax indemnity) (or would have been compensated for under clause 12.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.2.2 applied); or

13.3.3	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

14.	COSTS AND EXPENSES

14.1	Transaction Expenses

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The Parent (or a Borrower nominated by the Parent) shall promptly within 5 (five) Business Days of demand pay the Facility Agent the amount of all reasonable or necessary costs and expenses, including reasonable and agreed legal fees payable up to an aggregate maximum amount of R10 000.00 (Ten Thousand Rand) excluding VAT and disbursements, reasonably incurred by the Facility Agent and the Lenders in connection with:

14.1.1	the negotiation, preparation, printing and execution of:

14.1.1.1	this Agreement, the other Finance Documents and the Financial Close Documents; and

14.1.1.2	any other Finance Documents executed after the Signature Date;

provided that no Obligor shall be liable for any cost or expense so incurred (other than the legal fees referred to above) in excess of R20 000 (Twenty Thousand Rand) unless the incurral of that cost or expense has been approved in writing by the Parent in advance of its incurral.

14.2	Amendment Costs

An Obligor shall within 5 (five) Business Days of demand reimburse the Facility Agent for the amount of all costs, fees and expenses reasonably incurred by the Facility Agent in connection with any amendment, waiver or consent requested by that Obligor in relation to any Finance Document.

14.3	Enforcement Costs

The Obligors shall be jointly and severally liable for payment, within 5 (five) Business Days of demand of the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by any Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and Indemnity

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Each Guarantor irrevocably and unconditionally jointly and severally:

15.1.1	guarantees to each Finance Party the punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

15.1.2	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

15.1.3	indemnifies each Finance Party immediately on demand (and shall make the relevant payment within 5 (five) Business Days of such demand) against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Finance Party would otherwise have been entitled to recover.

15.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

If any payment by an Obligor or any one of them or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency, business rescue proceedings, liquidation, winding up or any similar event:

15.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction has not occurred; and

15.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor as if the payment, discharge, avoidance or reduction has not occurred.

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15.4	Waiver of Defences

The obligations of each Guarantor under this clause 15 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 15 (Guarantee and Indemnity) (without limitation and whether or not known to it or any Finance Party) including:

15.4.1	any time, waiver or consent granted to, or composition with, the Obligors or any one of them or other person;

15.4.2	the release of the Obligors or any one of them or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

15.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Obligors or any one of them or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

15.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Obligors or any one of them or any other person;

15.4.5	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

15.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

15.4.7	any insolvency, business rescue proceedings, liquidation, winding up or similar proceedings.

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15.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 15.

15.6	Subordination of Guarantors’ Rights

15.6.1	When any Default has occurred and is continuing, each of the Guarantors acknowledges and agrees that any recourse claims it may have against the Obligors or any one of them (the “Recourse Claims”) shall be subordinated to the claims of the Lenders against the Obligors under this Agreement so that until the earlier to occur of the discharge in full of all the Obligors’ obligations under the Finance Documents (the “Secured Obligations”) or the remedy of the Default:

15.6.1.1	the Finance Parties’ claims will rank in priority to the Recourse Claims; and

15.6.1.2	no Guarantor will claim, receive or accept, directly or indirectly, payment of any Recourse Claims; and

15.6.1.3	no Guarantor shall take, accept or receive the benefit of any Encumbrance from any Obligor; and

15.6.1.4	no Guarantor shall obtain or enforce any judgement against any Obligor in relation to any of the Recourse Claims.

15.6.2	No Guarantor shall petition or apply for or vote in favour of any resolution for the winding-up, dissolution or administration or analogous or similar process with regard to the Obligors or any one of them prior to the date of full and final discharge of the Secured Obligations.

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15.6.3	In any liquidation of (whether provisional or final) or judicial management of or compromise of any Obligor, no Guarantor shall prove or seek to prove claims in respect of any Recourse Claims it may have prior to the date of full and final discharge of all of the Secured Obligations if the effect of such proof would be to reduce the dividend payable to the Finance Parties in relation to the Finance Parties’ claims at the time of such liquidation, judicial management or compromise.

15.7	Appropriations

15.7.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

15.7.1.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or agent or other person on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

15.7.1.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 15.

15.8	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security and neither shall it prejudice any other guarantee or security now or subsequently held by the Lender.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and Warranties

Each Obligor makes the representations and warranties set out in this clause to each Finance Party.

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16.1.1	Status

16.1.1.1	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

16.1.1.2	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

16.1.2	Power and Authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

16.1.3	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law as at the Signature Date limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to clause 5.1 (Initial Conditions Precedent) or clause 22 (Change to Obligors), legal, valid, binding and enforceable obligations.

16.1.4	Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

16.1.4.1	any law applicable to it;

16.1.4.2	its Constitutional Documents; or

16.1.4.3	any material agreement or instrument binding upon it or any of its assets.

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16.1.5	Authorisations

All authorisations required:

16.1.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable;

16.1.5.2	to enable it to lawfully conduct its business where failure to obtain such authorisation would result in a Material Adverse Effect; and

16.1.5.3	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

16.1.6	Governing law and enforcement

Subject to any general principles of law as at the date of this Agreement set out in any legal opinion delivered pursuant to clause 5.1 (Initial conditions precedent) or clause 22 (Changes to the Obligors):

16.1.6.1	the choice of South African law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

16.1.6.2	any judgment obtained in South Africa in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.1.7	Sanctions

No Obligor, nor any of its subsidiaries or joint ventures, nor any of their respective directors, officers or employees, nor to the actual knowledge of the Obligors, any persons acting on any of their behalf:

16.1.7.1	is a Restricted Party; or

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16.1.7.2	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

16.1.8	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.1.9	No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to clause 5.1 (Initial conditions precedent) or clause 22 (Changes to the Obligors) in relation to it, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.1.10	No Default

16.1.10.1	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

16.1.10.2	It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

16.1.11	No Misleading Information

16.1.11.1	To the best of its knowledge and belief (having made due enquiry), all written factual information supplied by it to the

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Finance Parties in connection with this Agreement (excluding equity analysts reports and the reports from credit rating agencies) was true and accurate in all material respects as at the date it was given or as at the date (if any) at which it was stated and was not deliberately misleading in any material respects at such date. The financial projections and forecasts contained in the information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

16.1.11.2	It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of any Finance Party in considering whether or not to provide finance to the Borrowers.

16.1.12	Financial Statements

16.1.12.1	The Original Financial Statements were prepared in accordance with GAAP.

16.1.12.2	The Original Financial Statements fairly represent the Group’s financial condition and operations during the relevant financial period.

16.1.13	Pari Passu Ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

16.1.14	No Proceedings Pending or Threatened

Other than as disclosed in the Original Financial Statements, the financial statements most recently delivered to the Facility Agent pursuant to Clause 17.1 (Financial Statements) or arising from the

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potential litigation disclosed in Schedule 4 (Silicosis Litigation), no litigation, arbitration or administrative proceedings of or before any court or arbitral body have been started or (to the best of its knowledge and belief, after due enquiry) threatened against it which could reasonably be expected to affect the validity, legality or enforceability of any Finance Documents to which it is a party or its obligations thereunder.

16.1.15	No Winding-Up

16.1.15.1	No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration, re-organisation or the commencement of business rescue proceedings or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, business rescue practitioner, conservator, custodian, trustee or similar officer of it or of all or any of its assets, which in the case of a Material Group Company (other an Obligor) could reasonably be expected to have a Material Adverse Effect.

16.1.15.2	The board of any Material Group Company that is financially distressed, which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect, has delivered the written notice required in terms of section 129(7) of the Companies Act.

16.1.16	No Encumbrances

16.1.16.1	No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

16.1.16.2	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents.

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16.1.17	Assets

It and each Material Group Company has good title to or validly leases or licenses all of the assets necessary to carry on its business as presently conducted, to the extent that failure to comply with this clause 16.1.17 (Assets) could reasonably be expected to have a Material Adverse Effect.

16.1.18	Insurance

Each Material Group Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

16.1.19	Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

16.1.20	Environmental Claims

Other than as disclosed in the Original Financial Statements or the financial statements most recently delivered to the Facility Agent pursuant to Clause 17.1 (Financial Statements), no Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief, having made due enquiry) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

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16.1.21	Taxation

16.1.21.1	It and each Material Group Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

16.1.21.1.1	payment is being contested in good faith;

16.1.21.1.2	it has maintained adequate reserves for those Taxes; and

16.1.21.1.3	payment can be lawfully withheld.

16.1.21.2	It is not and no Material Group Company is materially overdue in the filing of any Tax returns.

16.1.22	Ownership of Material Group Companies

16.1.22.1	Each existing Material Group Company on the date of this Agreement (other than the Cerro Corona Subsidiary, Newshelf, GFO, GFIJVH and the Ghanaian Companies) is a wholly-owned Subsidiary of the Parent and any member of the Group which becomes a Material Group Company after the date of this Agreement will be a wholly or partially owned Subsidiary of the Parent and the members of the Group holding the shares in such Material Group Company have not reduced their shareholding in such Subsidiary below the level of their shareholding at the time such Subsidiary became a Material Group Company.

16.1.22.2	The Parent holds at least 74% (seventy-four percent) of the issued share capital of Newshelf.

16.1.22.3	Newshelf holds at least 74% (seventy-four percent) of the issued share capital of each of GFO and GFIJVH.

16.1.22.4	The Parent indirectly holds at least 90% (ninety percent) of the issued share capital of each Ghanaian Company.

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16.1.22.5	The Parent indirectly holds at least 99% (ninety-nine percent) of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98,5% (ninety eight comma five percent) of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

16.1.23	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors or the Group taken as a whole since 31 December 2012 which could reasonably be expected to have a Material Adverse Effect, excluding, for the avoidance of doubt, the Demerger.

16.2	Repetition

16.2.1	All the representations and warranties in this clause 16 (Representations and Warranties) are made by each Obligor on the Signature Date (other than in respect of clause 16.1.12, which is deemed to be made on the date such information is provided).

16.2.2	The Repeating Representations are made or deemed to be made by an Additional Guarantor, the day on which it becomes an Additional Guarantor.

16.2.3	All the representations and warranties in this clause 16 are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and Utilisation Date.

16.2.4	The Repeating Representations are deemed to be made on each Repetition Date by each Obligor in either case by reference to the facts and circumstances then existing on that Repetition Date.

16.2.5	For the purposes of clause 16.2.2 above:

16.2.5.1	“Repeating Representations” means the representations and warranties contained in clause 16.1.1 (Status) to clause 16.1.23

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(No Material Adverse Effect) (each inclusive) with the exception of clauses 16.1.3 (Binding Obligations), 16.1.6 (Governing Law and Enforcement), 16.1.8 (Deduction of Tax), 16.1.9 (No Filing or Stamp Taxes) and 16.1.14 (No Proceedings Pending or Threatened); save that the references in clauses 16.1.12.1 and 16.1.12.2 to “the Original Financial Statements” shall, for the purposes of this Repeating Representation, be construed as references to the most recent audited consolidated financial statements of the Group and the audited financial statements of the Borrowers and each Guarantor delivered to the Facility Agent under clause 17.1 (Financial Statements).

16.2.5.2	“Repetition Date” means the first day of each Interest Period (other than on the first day of the first Interest Period for a Loan).

16.3	Reliance

The Finance Parties have entered into the Finance Documents to which each of them is a party on the strength of, and relying on, the representations and warranties set out in clause 16.1 (Representations and Warranties), each of which shall be deemed to be a separate representation and warranty given without prejudice to any other representation or warranty and deemed to be a material representation inducing the Finance Parties to enter into the Finance Documents to which each of them is party.

17.	INFORMATION UNDERTAKINGS

The undertakings in this clause 17 (Information Undertakings) are given in favour of each Finance Party and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial Statements

The Parent shall supply to the Facility Agent:

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17.1.1	as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its Financial Years the audited consolidated financial statements of the Parent for that Financial Year;

17.1.2	as soon as the same become available, but in any event within 150 (one hundred and fifty) days after the end of each of its Financial Years:

17.1.2.1	the audited financial statements of each Obligor (other than GF Holdings and GFOH unless there is a legal requirement to audit its financial statements and any other Obligor which is not legally required to audit its financial statements) for that Financial Year; and

17.1.2.2	if the audited financial statements of GF Holdings and/or GFOH and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) are not delivered under 17.1.2.1 above, the unaudited financial statements of GF Holdings and/or GFOH and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) for that Financial Year;

17.1.3	as soon as the same become available, but in any event within 60 (sixty) days after the first 6 (six) Months of each of its Financial Years:

17.1.3.1	the unaudited financial statements of each Obligor for the first 6 (six) Month period of that Financial Year; and

17.1.3.2	the unaudited consolidated financial statements of the Parent for the first 6 (six) Month period of that Financial Year; and

17.1.4	as soon as the same become available, but in any event within 60 (sixty) days after the end of each quarter of each Financial Year:

17.1.4.1	the unaudited consolidated financial statements of the Parent for that period; and

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17.1.4.2	the unaudited financial statements of each Obligor for that period.

17.2	Compliance Certificate

17.2.1	The Parent shall supply to the Facility Agent, with each set of consolidated financial statements delivered pursuant to clause 17.1.1 and 17.1.3 of clause 17.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 18 (Financial Covenants) as at the date as at which those financial statements were drawn up.

17.2.2	Each Compliance Certificate shall be signed by 2 (two) directors of the Parent and, if required to be delivered with the audited consolidated financial statements delivered pursuant to clause 17.1.2.1 of clause 17.1 (Financial statements), by the Auditors.

17.3	Requirements as to Financial Statements

17.3.1	Each set of financial statements delivered pursuant to clause 17.1 (Financial Statements) shall be certified by a director of the Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

17.3.2	Each Obligor shall procure that each set of financial statements delivered pursuant to clause 17.1 (Financial Statements) is prepared in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practises and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

17.3.3	Clause 17.3.2 shall not apply to the extent that, in relation to any sets of financial statements, the Obligor notifies the Facility Agent that there has been a change in GAAP or the accounting practices or reference periods and its Auditors (in the case of its annual audited financial statements) or the Parent (in the case of any of its other financial statements) delivers to the Facility Agent:

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17.3.3.1	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

17.3.3.2	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether clause 18 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

17.3.4	If an Obligor notifies the Facility Agent of a change in accordance with clause 17.3.3 above, then an Obligor and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

17.3.4.1	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

17.3.4.2	if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

17.3.5	Any reference in this Agreement to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this clause 17.3 to reflect the basis upon which the Original Financial Statements were prepared.

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17.4	Access to Records

At any time after the occurrence of a Default and for so long as it is continuing, upon the request of the Facility Agent, each Obligor shall (at that Obligor’s expense) provide to that person or any of its representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

17.5	Information: Miscellaneous

Each Obligor shall supply to the Facility Agent (in sufficient copies for all Finance Parties, if the Facility Agent so requests under clause 17.7 (Delivery of Information)):

17.5.1	all documents dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

17.5.2	the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Company which, if adversely determined against it, would be reasonably likely to result in a Material Adverse Effect; and

17.5.3	such further information (including an extract of its general ledger) regarding the financial condition, business and operations of any Group Company as any Finance Party (through the Facility Agent) may reasonably request.

17.6	Notification of Default

17.6.1	Each Obligor shall notify in writing the Facility Agent of any Default and the steps, if any, being taken to remedy it promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor). This obligation extends (without limitation) to any facts or circumstances:

17.6.1.1	Which are reasonably likely to result in the commencement of business rescue proceedings, whether commenced by the board of directors of each Obligor, by an affected person or at the instance of the court pursuant to a court order commencing business rescue proceedings;

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17.6.1.2	Related to the receipt by it of any application from an affected person in terms of section 131 of the Companies Act, a copy of which application and all related documentation shall be promptly delivered by the Obligor to the Facility Agent; and

17.6.1.3	Related to the convening of a meeting of the board of directors of the Obligor to consider a resolution by such board to commence business rescue proceedings, a copy of which resolution shall promptly be delivered by the Obligor to the Facility Agent.

17.6.2	Each Obligor undertakes to deliver to the Facility Agent, written notice, no later than 5 (five) Business Days prior to the date upon which a board meeting to approve a resolution contemplated under section 129 of the Companies Act is to be held, together with the details of the date and place at which the meeting will be held so as to enable the Facility Agent in its discretion to attend such meeting. The Obligors further agree that the Facility Agent shall be entitled in its discretion to attend the meeting and should it do so then the Facility Agent shall, subject to applicable laws, have the right to be consulted in respect of the appointment of an appropriate business rescue practitioner.

17.6.3	Promptly upon a request by the Facility Agent, each Borrower shall supply to the Facility Agent a certificate signed by 2 (two) directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

17.7	Delivery of Information

17.7.1	Without prejudice to clause 26 (Notices and Domicilia), any documents to be delivered under this clause 17 (Delivery of Information) may be delivered by the Obligors to the Facility Agent (and by the Facility Agent to the Lenders):

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17.7.1.1	by e-mail where the Majority Lenders have expressly agreed, by written notice to the Facility Agent, to receive such documents by e-mail and has informed the Facility Agent of an e-mail address pursuant to clause 26 (Notices and Domicilia), provided that, for this purpose, any such notification shall also be followed-up by telefax; or

17.7.1.2	to the extent that it becomes common practise in South Africa to do so and the Facility Agent has agreed to do so and (as applicable) a Finance Party has expressly agreed, by written notice to the Facility Agent (such agreement not to be unreasonably withheld or delayed), by reference to a website, the address of which (and the location of the relevant documents at such website) has been confirmed to such Party in accordance with clause 26 (Notices and Domicilia).

17.7.2	If a Finance Party requests delivery to it of a paper copy of any document to be delivered by an Obligor under this clause 17 (Information Undertakings) in place of an electronic copy of such document, it shall notify the Facility Agent accordingly. The Facility Agent shall request an Obligor in writing to provide such paper copies promptly upon receipt of any such notice and such Obligor shall be obliged promptly to do so.

17.8	Know your customer requirements

17.8.1	If any Finance Party (or any prospective New Lender) is obliged to comply with know your customer or similar identification procedures under the Financial Intelligence Centre Act, 2001 or any similar legislation in circumstances where the necessary information is not already available to it, each Obligor must promptly, on the request of that Finance Party, supply to the Finance Party any documentation or other evidence which that Finance Party reasonably requests (whether for itself or on behalf of a prospective new Lender) to enable that Finance Party or prospective New Lender to carry out all such procedures.

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17.8.2	The Parent shall, by not less than 10 (ten) Business Days’ prior writtennotice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of the subsidiaries becomes an Obligor pursuant to clause 22 (Changes to the Obligors) either as an Additional Borrower or Additional Guarantor.

17.8.3	Following the giving of any notice pursuant to clause 17.8.2 above, if the accession of any Additional Obligor requires any Finance Party to carry out know your customer procedures in circumstances where the required information is not already available to it, the Parent must promptly, on request by that Finance Party, supply to the Finance Party any documentation or other evidence which that Finance Party reasonably requires in order to carry out all applicable know your customer procedures.

17.8.4	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

18.	FINANCIAL COVENANTS

18.1	Financial Condition

The Parent shall ensure that for so long as any amount is outstanding under a Finance Document or any Commitment is in force:

18.1.1	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1;

18.1.2	the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 2.5:1.

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18.2	Financial Testing

The Financial Covenants shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 17.2 (Compliance Certificate).

18.3	Breach of a Financial Condition Undertaking

Immediately upon becoming aware of a breach of any of the Financial Covenants, each Obligor shall notify the Facility Agent (and provide such details about the breach as the Facility Agent may request) (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.	GENERAL UNDERTAKINGS

The undertakings in this clause 19 (General Undertakings) are given in favour of each Finance Party and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisation

Each Obligor shall promptly:

19.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

19.1.2	upon written request by the Facility Agent or a Finance Party supply certified copies to the Facility Agent of,

any authorisation required or desirable under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a Party and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Documents.

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19.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws and regulations (including, but not limited to, Environmental Law) to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

19.3	Negative Pledge

19.3.1	No Obligor shall (and the Parent shall procure that no other Material Group Company will) create or permit to subsist any Encumbrance over any of its assets.

19.3.2	No Obligor shall (and the Parent shall procure that no other Material Group Company will):

19.3.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by an Obligor or any other member of the Group;

19.3.2.2	sell, transfer, cede or otherwise dispose of any of its receivables on recourse terms;

19.3.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

19.3.2.4	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising any form of Financial Indebtedness or of financing the acquisition of an asset.

19.3.3	Clauses 19.3.1 and 19.3.2 above do not apply to Permitted Encumbrances.

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19.4	Financial Indebtedness

The Parent shall not (and the Parent shall procure that no member of the Group (other than a Guarantor or a Project Finance Subsidiary) shall) incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than Permitted Indebtedness.

19.5	Disposals and Mergers

19.5.1	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

19.5.1.1	enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets; or

19.5.1.2	enter into any amalgamation, demerger, merger or corporate reconstruction.

19.5.2	Clause 19.5.1 above does not apply to:

19.5.2.1	Permitted Disposals;

19.5.2.2	the Demerger; or

19.5.2.3	any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

19.5.2.3.1	in respect of the Obligors or the successors-in-title or assignees of the Obligors, the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group; and

19.5.2.3.2	the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and

19.5.2.3.3	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

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19.6	Pari Passu Ranking

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation.

19.7	Change of Business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on as at the Signature Date, excluding, for the avoidance of doubt, the Demerger.

19.8	Insurance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

19.9	Environmental Compliance

19.9.1	Each Obligor shall (and the Parent shall ensure that each Material Group Company will) comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits, take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, and implement procedures to monitor compliance with and to prevent liability under any Environmental Law, to the extent required by applicable law.

19.9.2	Each Obligor hereby indemnifies each Finance Party (together the “Indemnified Parties”) against, and agrees to pay to, it within 3 Business Days of demand, the amount of, any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party’s own negligence or wilful default) which:

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19.9.2.1	arises by virtue of any actual breach of any Environmental Law by any member of the Group; or

19.9.2.2	arises in connection with an Environmental Claim, which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or, in each case, any member of the Group);

and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party.

19.10	Environmental Claims

Each Obligor shall inform the Facility Agent, in writing as soon as reasonably practical upon becoming aware of the same:

19.10.1	if any Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief, having made due enquiry) threatened against any Material Group Company; or

19.10.2	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

19.11	Sanctions

19.11.1	The Borrower shall not:

19.11.1.1	use the proceeds of any Loan for the purpose of financing directly or indirectly (or otherwise make available) the activities of any Restricted Person; and/or

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19.11.1.2	contribute or otherwise make available the proceeds of any Loan to any other person or entity if the Borrower has actual knowledge that such party intends to use such proceeds for the purpose of financing the activities of any Restricted Person.

19.12	Taxation

Each Obligor shall (and the Parent shall ensure that each other Material Group Company will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties, except to the extent:

19.12.1	that such payment is being contested in good faith;

19.12.2	adequate reserves are being maintained for those Taxes; and

19.12.3	where such payment can be lawfully withheld.

19.13	Maintenance of Legal Status

Each Material Group Company shall do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation.

19.14	Maintenance of Assets

Each Obligor shall (and the Parent shall ensure that each other Material Group Company shall) ensure that it has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this clause 19.14 could reasonably be expected to have a Material Adverse Effect.

19.15	Acquisitions

No Obligor shall (and the Parent shall ensure that no Material Group Company will), without the prior consent of the Lenders, enter into any

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transaction, acquire any company, business, assets or undertaking where such a transaction or acquisition is classed as a “Category 1” transaction under the JSE Listings Requirements. For the purpose of this clause 19.15 only, references to a transaction shall be construed as not including any acquisition of the Parent by a third party.

19.16	Ownership of Material Group Companies

Subject to applicable law, the Parent shall ensure that:

19.16.1	each existing Material Group Company on the date of this Agreement (other than the Cerro Corona Subsidiary, Newshelf, GFO, GFIJVH and the Ghanaian Companies) is and continues to be a wholly-owned Subsidiary of the Parent and each member of the Group which becomes a Material Group Company after the date of this Agreement is a wholly or partially owned Subsidiary of the Parent and that members of the Group will hold and continue to hold at least the same percentage of the issued share capital of such Material Group Company as was held by members of the Group at the time such Subsidiary became a Material Group Company;

19.16.2	the Parent holds and continues to hold at least 74% (seventy-four percent) of the issued share capital of Newshelf;

19.16.3	Newshelf holds and continues to hold at least 74% (seventy-four percent) of the issued share capital of each of GFO and GFIJVH;

19.16.4	the Parent indirectly holds and continues to indirectly hold at least 90% (ninety percent) of the issued share capital of each Ghanaian Company; and

19.16.5	the Parent indirectly holds and continues to indirectly hold at least 99% (ninety-nine percent) of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98,5% (ninety eight comma five percent) of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

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20.	DEFAULT

20.1	Events of Default

Each of the events set out in this clause 20 (Default) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrowers, any other Obligor or any other person).

20.1.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within 5 (five) Business Days of its due date.

20.1.2	Financial Covenants

Any requirement of clause 18 (Financial Covenants) is not satisfied.

20.1.3	Other Obligations under Finance Documents

20.1.3.1	Subject to clause 20.3 (Remedy), an Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 20.1.1 (Non-Payment) and clause 20.1.2 (Financial Covenants).

20.1.3.2	No Event of Default will occur under clause 20.1.3.1 if the Taxes not duly and punctually paid and discharged and in respect of which the undertaking contained in clause 19.11 (Taxation) is given do not exceed an amount of US$20 000 000 (Twenty Million United States Dollars) (subject to a maximum exchange rate of R12/$).

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20.1.4	Misrepresentation

20.1.4.1	Subject to clause 20.3 (Remedy), any representation or statement made or in the case of clause 16.2.1 (Repetition), deemed to be made by any Obligor or in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Documents is or is proved to have been incorrect or misleading in any material and adverse respect when made or in the case of clause 16.2.1 (Repetition), deemed to be made.

20.1.4.2	No Event of Default will occur under clause 20.1.4.1 if the Taxes in respect of which the representation contained in clause 19.11 (Taxation) was made does not exceed an amount of US$20 000 000 (Twenty Million United States Dollars) (subject to a maximum exchange rate of R12/$).

20.1.5	Cross-Default

20.1.5.1	Any Financial Indebtedness of a Material Group Company is not paid when due, nor where there is an applicable grace period, within the earlier to expire of the originally applicable grace period and a period of 5 (five) days starting at the same time as the originally applicable grace period.

20.1.5.2	Any Financial Indebtedness of a Material Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

20.1.5.3	Any commitment for any Financial Indebtedness of a Material Group Company is cancelled or suspended by a creditor of a Material Group Company as a result of an event of default (however described).

20.1.5.4	Any creditor of a Material Group Company becomes entitled to declare any Financial Indebtedness of a Material Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

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20.1.5.5	No Event of Default will occur under this clause 20.1.5 (Cross Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within clauses 20.1.5.1 to 20.1.5.4 is less than US$20 000 000 (Twenty Million United States Dollars) (subject to a maximum exchange rate of R12/$).

20.1.6	Insolvency

20.1.6.1	Any Material Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

20.1.6.2	The value of the assets of any Material Group Company, fairly valued, is less than its liabilities (taking into account contingent and prospective liabilities) which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

20.1.6.3	A moratorium is declared or takes effect in respect of any Financial Indebtedness of any Material Group Company.

20.1.6.4	Any Material Group Company is financially distressed, which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect, and the board of that Material Group Company has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act.

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20.1.7	Insolvency Proceedings

20.1.7.1	Any corporate action, legal proceedings or other similar procedure or steps taken in relation to:

20.1.7.1.1	the suspension of payments or commencement of business rescue proceedings (whether by any member of the Group or by any other person under section 129 of the Companies Act or pursuant to an application by an “affected person” under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or re-organisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

20.1.7.1.2	a composition, compromise or arrangement with any creditor or class of creditors of any Material Group Company;

20.1.7.1.3	the appointment of a liquidator, business rescue practitioner, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets; or

20.1.7.1.4	enforcement of any Encumbrance over any assets of any Material Group Company,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction), which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

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20.1.7.2	A meeting is proposed or convened by the directors of any Material Group Company, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Material Group Company or any analogous procedure or step is taken in any jurisdiction, which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

20.1.8	Failure to comply with Final Judgement

Any Material Group Company fails within 5 (five) Business Days of the due date to comply with or pay any sum due from it under any material final judgement or any final order made or given by any court of competent jurisdiction. For the purposes of this clause 20.1.8 (Failure to comply with Final Judgement), a “material final judgement” shall be any judgement for the payment of a sum of money in excess of US$20 000 000 (Twenty Million United States Dollars) (subject to a maximum exchange rate of R12/$).

20.1.9	Creditors’ Process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of the attachment, sequestration, distress or execution affects any material asset of a Material Group Company and is not discharged within 21 (twenty-one) days. For the purposes of this clause 20.1.9 (Creditor’s Process) a “material asset” is any single income producing asset of the relevant Material Group Company which contributes not less than 5% (five percent) towards the Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to clause 17.1 (Financial Statements)), provided that any loss of mineral rights arising as a result of the operation of the Mineral and

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Petroleum Resources Development Act, No. 28 of 2002 (the “MPRDA”) (including the broad-based socio-economic empowerment charter (the “Mining Charter”), the revised Mining Charter, the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA), substantially in its current form as at the Signature Date and/or the operation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, substantially in its current form as at the Signature Date, shall not constitute an expropriation for the purposes of this clause 20.1.9 (Creditor’s Process).

20.1.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Financial Documents or such obligations cease to be legal, valid, binding or enforceable obligations.

20.1.11	Repudiation

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

20.1.12	Governmental Intervention

By or under the authority of any government:

20.1.12.1	the management of any Material Group Company is wholly or partially displaced or the authority of any Material Group Company in the conduct of its business is wholly or partially curtailed; or

20.1.12.2

all or a majority of the issued shares of any Material Group Company or material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired. For the purposes of this clause 20.1.12 (Governmental Intervention)

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“material part of its revenues or assets” shall in relation to the relevant Material Group Company be construed as revenues comprising not less than 5% (five percent) of the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis in accordance with the provisions of clause 20.1.9 (Creditor’s Process) or assets which contribute not less than 5% (five percent) towards the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis accordance with the provisions of clause 20.1.9 (Creditor’s Process), provided that neither the implementation of the MPRDA (including the Mining Charter, the revised Mining Charter, the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date nor the implementation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, substantially in its current form as at the Signature Date, shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this clause 20.1.12 (Governmental Intervention).

20.1.13	Material Adverse Effect

Any change occurs in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors or the Group taken as a whole since 31 December 2012, which has resulted in or could reasonably be expected to have a Material Adverse Effect, excluding, for the avoidance of doubt, the Demerger.

20.1.14	Cessation of Business

Any Material Group Company ceases to carry on the business which it undertakes at the Signature Date, excluding, for the avoidance of doubt, the Demerger.

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20.2	Acceleration

20.2.1	If any Event of Default occurs which is continuing, the Facility Agent shall be entitled (acting on the instructions of the Majority Lenders) and without prejudice to any other rights or remedies which the Finance Parties may have under any of the Financial Documents by notice to the Borrowers and the Parent to:

20.2.1.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

20.2.1.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

20.2.1.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

20.3	Remedy

20.3.1	No Event of Default under this clause 20.1 (Events of Default) (other than those referred to in clause 20.1.1 (Non-payment) and 20.1.2 (Financial covenants)) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied by an Obligor within 10 (ten) days of the earlier of the Facility Agent giving notice to the Obligors or any Obligor becoming aware of the failure to comply.

20.3.2	For the purposes of clause 20.3.1, the events or circumstances referred to in clause 20.1.5 (Cross-default), clause 20.1.6 (Insolvency), clause 20.1.7 (Insolvency Proceedings), clause 20.1.8 (Failure to comply with final judgment), clause 20.1.9 (Creditors’ process), clause 20.1.10 (Unlawfulness), clause 20.1.11 (Repudiation), clause 20.1.12 (Governmental Intervention), clause 20.1.13 (Material Adverse Effect) and clause 20.1.14 (Cessation of Business) shall be deemed to be incapable of remedy save to the extent set out therein unless the Facility Agent determines otherwise.

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21.	CHANGE OF PARTY

21.1	Cession and Delegation by the Lenders

21.1.1	Subject to this clause, any Lender (the “Existing Lender”) may:

21.1.1.1	cede any of its rights; or

21.1.1.2	delegate any of its obligations,

under this Agreement and any corresponding rights or obligations under any other Finance Document to another bank or financial institution, any one of whom shall be a new lender (the “New Lender”).

21.2	Consent of Parent to Cession and Delegation by the Lenders

21.2.1	The consent of the Parent is required for any cession or delegation by an Existing Lender, unless the cession or delegation is to (a) a Permitted Transferee, (b) another Lender, or (c) an affiliate of a Lender.

21.2.2	The consent of the Parent to a cession or delegation must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent 5 (five) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

21.2.3

Notwithstanding clause 21.2.1, the Parent (acting reasonably) shall at any time (other than during the 15 (fifteen) Business Day notice period referred to in clause 21.6 (Notification)) be entitled to deliver a written notice to the Facility Agent specifying that it wishes to remove a Permitted Transferee from the list set out in Schedule 8 (Permitted Transferees). Such written notice shall set out reasonable grounds for the Parent’s request to remove such Permitted Transferee from the list set out in Schedule 8 (Permitted Transferees). If the Facility Agent is satisfied (acting on the instructions of the Lenders) that the Parent has

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reasonable grounds for such removal, the Facility Agent shall notify the Parent in writing accordingly and such Permitted Transferee shall thereupon cease to be a Permitted Transferee; provided that, to the extent that such Permitted Transferee is already a Lender as at the date of such removal, such removal shall not obligate any Finance Party to acquire or re-acquire such Permitted Transferee’s participation in any Loans.

21.3	New Lender to become Bound

In the event an Existing Lender cedes any of its rights or delegates any of its obligations as contemplated under clause 21.1 (Cession and Delegation by the Lender), the Existing Lender shall procure that the New Lender agrees to become bound by all the terms and conditions of this Agreement and the other Finance Documents to which the Existing Lender is a party as a party thereto.

21.4	Limitation of responsibility of Existing Lenders

21.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

21.4.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

21.4.1.2	the financial condition of any Obligor;

21.4.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

21.4.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

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21.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

21.4.2.1	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

21.4.2.2	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.4.3	Nothing in any Finance Document obliges an Existing Lender to:

21.4.3.1	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 21.4 (Limitation of Responsibility of Existing Lenders); or

21.4.3.2	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.5	Disclosure of Information

A Lender may disclose to any of its affiliates and/or any other person:

21.5.1	to (or through) whom that the Lender cedes, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

21.5.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

21.5.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

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any information about an Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 21.5.1 and 21.5.2 above, the person to whom the information is to be given has agreed to maintain such information as confidential information and has executed a Confidentiality Undertaking.

21.6	Notification

A Lender proposing to effect any cession, assignment or transfer occurring pursuant to this clause 21 (Change of Party) shall give the Parent and each other Finance Party 15 (fifteen) Business Days’ prior written notice of any such proposed cession, assignment or transfer.

21.7	Additional Parties

Each of the Lenders appoints the Facility Agent to receive on its behalf each Accession Undertaking delivered to the Facility Agent and to accept and sign it if, in the Facility Agent’s opinion, it is complete and appears on its face to be authentic and duly executed by the relevant acceding party and until accepted and signed by the Facility Agent that document shall not be effective.

22.	CHANGES TO THE OBLIGORS

22.1	Assignment and transfer by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents without the prior written consent of the Facility Agent.

22.2	Additional Borrowers

22.2.1	The Parent may request that any of its subsidiaries become an Additional Borrower. That Subsidiary shall become an Additional Borrower (and consequently an Additional Guarantor) if:

22.2.1.1	the Lenders, acting reasonably, approve the addition of that Subsidiary;

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22.2.1.2	the Parent delivers to the Facility Agent a duly completed and executed Accession Undertaking;

22.2.1.3	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

22.2.1.4	the Facility Agent has received all of the documents and other evidence listed in paragraphs 1, 3, 4, 6 and 8 of Schedule 2 (Financial Close Documents) mutatis mutandis in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

22.2.2	The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraphs 1, 3, 4, 6 and 7 of Schedule 2 (Financial Close Documents) mutatis mutandis in relation to that Additional Borrower.

22.3	Resignation of an Additional Borrower

22.3.1	The Parent may request that a Borrower (other than the Original Borrowers) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

22.3.2	The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

22.3.2.1	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed to the Facility Agent that this is the case); and

22.3.2.2	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

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22.4	Additional Guarantors

22.4.1	The Parent may request that any of its subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if;

22.4.1.1	the Parent delivers to the Facility Agent a duly completed and executed Accession Undertaking; and

22.4.1.2	the Facility Agent has received all of the documents and other evidence listed in paragraphs 1, 3, 4 and 7 of Schedule 2 (Financial Close Documents) mutatis mutandis in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

22.4.2	The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraphs 1, 3, 4, 6 and 7 of Schedule 2 (Financial Close Documents) mutatis mutandis in relation to that Additional Guarantor.

22.5	Repetition of Representations

Delivery of an Accession Undertaking constitutes confirmation by the relevant Subsidiary that the representations in clause 16 (Representations and Warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

22.6	Resignation of an Additional Guarantor

22.6.1	The Parent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

Page 100.

22.6.2	The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter and the Parent has confirmed to the Facility Agent that this is the case.

23.	PAYMENT MECHANICS

23.1	All payments to be made by the Obligors under any of the Finance Documents shall be governed by the following provisions:

23.1.1	all payments shall be made to the Facility Agent on the due date for such payment into the bank account nominated by the Facility Agent;

23.1.2	all payments shall be made for value by no later than 15h00 on the due date for such payment; and

23.1.3	all payments shall be made in immediately available, freely transferable, cleared funds free and clear of set-off, deduction or counterclaim.

23.2	Partial payments

23.2.1	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

23.2.1.1	first, in or towards payment pro rata of any due but unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

23.2.1.2	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

23.2.1.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

23.2.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

Page 101.

23.2.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 23.2.1.2 to 23.2.1.4.

23.2.3	Clauses 23.2.1 and 23.2.2 will override any appropriation made by an Obligor.

24.	CONFIDENTIALITY

24.1	Without the prior written consent of the other Parties, each Party will keep confidential and will not disclose to any person:

24.1.1	the details of any document, the details of the negotiations leading to any document, and the information handed over to such Party during the course of negotiations, as well as the details of all the transactions or agreements contemplated in any document; and

24.1.2	all information relating to the business or the operations and affairs of the Parties (together “Confidential Information”).

24.2	The Parties agree to keep all Confidential Information confidential and to disclose it only to their officers, directors, employees, consultants, shareholders, professional advisers, auditors, any other divisions or affiliates of the Party and any person to whom the Lenders wish to cede any or their respective rights or delegate any of their respective obligations under any of the Finance Documents who:

24.2.1	have a need to know (and then only to the extent that each such person has a need to know);

24.2.2	are aware that the Confidential Information should be kept confidential;

24.2.3	are aware of the disclosing Party’s undertaking in relation to such information in terms of this Agreement; and

24.2.4

have been directed by the disclosing Party to keep the Confidential Information confidential and have undertaken to keep the Confidential Information confidential. Furthermore, if either Party so requires, the

Page 102.

other Party shall procure that each of its employees to whom such disclosure is made, provides a written undertaking of confidentiality to the requesting Party, on terms which meet with that Party’s reasonable satisfaction.

24.3	The obligations of the Parties in relation to the maintenance and non-disclosure of Confidential Information in terms of this Agreement do not extend to information that:

24.3.1	is disclosed to the receiving Party in terms of the Finance Documents but at the time of such disclosure such information is known to be in the lawful possession or control of that Party and not subject to an obligation of confidentiality; or

24.3.2	is or lawfully becomes public knowledge, otherwise than pursuant to a breach of this Agreement by the Party who received such Confidential Information; or

24.3.3	is required by the provisions of any law, statute or regulation or during any court proceedings, or by the rules or regulations of any recognised stock exchange or other regulatory authority (including the United States Securities and Exchange Commission) to be disclosed; or

24.3.4	is exchanged amongst the Lender and the Facility Agent for the purposes of or in connection with the instruction of the Facility Agent or for the purposes of exercising or enforcing any of their rights and/or in performing any of their obligations under this Agreement or any other Finance Document.

24.4	Each of the Finance Parties acknowledges that some or all of the Confidential Information of the Group is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any such Confidential Information for any unlawful purpose.

Page 103.

25.	SET-OFF

25.1	A Finance Party may set-off any due and payable obligation owed by an Obligor under the Finance Documents to that Finance Party against any obligation owed by that Finance Party to that Obligor. Each Finance Party shall notify the relevant Obligor (giving full details) promptly after the exercise or purported exercise of any right under this clause 25;

25.2	Without derogating from any right or entitlement of the Finance Party, upon the commencement of business rescue proceedings, or the taking of any steps contemplated under the Companies Act in anticipation of business rescue proceedings, all amounts due and payable by the Obligor to the Finance Party, will at the option of the Finance Party (and without prior notice to the Obligor being required), be reduced by set-off against any other amounts (“Other Amounts”) due and payable by the Finance Party to the Obligor (whether or not arising under this Agreement). To the extent that any Other Amounts are so set-off, those Other Amounts will be discharged promptly in all respects. The Finance Party shall give notice to the Obligors of any set-off effected under this clause. Nothing in this clause will be effective to create a security interest. This clause will be without prejudice and in addition to any other right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise)

26.	NOTICES AND DOMICILIA

26.1	Notices

26.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with the Finance Documents may be addressed.

Page 104.

26.1.1.1 SBSA:
30 Baker Street Rosebank
Johannesburg
2196

Telefax No: +27 (0)865 876 769
Attention: Head Mining, Energy and Infrastructure Division

E-mail: Ziyaad.Sarang@standardbank.co.za;
and

Brad.Breetzke@standardbank.co.za

26.1.1.2 FacilityAgent:
30 Baker Street
3rd Floor, East Wing
Rosebank
Johannesburg
2196

Telefax No: +27 (0)865 876 769
Attention: Head Transaction Management Unit – Mining, Energy and Infrastructure (Agency)

E-mail: Carrie-Ann.Barr@standardbank.co.za

26.1.1.1 Obligors:
150 Helen Road
SANDTON
2196

Telefax No: (011) 562 9828

Attention: Executive Vice President – General Counsel

E-mail: michael.fleischer@goldfields.co.za

26.1.2	Any notice or communication required or permitted to be given in terms of the Finance Documents shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

Page 105.

26.1.3	Any Party may by written notice to the other Parties change its chosen physical addresses and/or telefax number for the purposes of clause 26.1.1 to any other address(es) and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.

26.1.4	Any notice given in terms of this Agreement shall:

26.1.4.1	if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

26.1.4.2	if delivered by hand be deemed to have been received by the addressee on the date of delivery;

26.1.4.3	if transmitted by facsimile be deemed to have been received by the addressee on the 1st (first) Business Day after the date of transmission,

unless the contrary is proved.

26.1.5	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

26.2	Domicilia

26.2.1	Each of the Parties chooses its physical address referred to in clause 26.1.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

26.2.2	Any Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Party pursuant to clause 26.1.5.

Page 106.

27.	GENERAL

27.1	Renunciation of Benefits

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

27.2	Accounts and Certificates

The entries made in the accounts maintained by the Lenders in connection with the Facility and/or any certificate and/or notice issued, and signed by any manager or director (whose appointment, designation and authority as such it shall not be necessary to prove) of the Lenders or the Facility Agent, save for manifest error, be prima facie proof of the amounts from time to time owing by any Obligor under the Finance Documents.

27.3	Sole Agreement

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

27.4	No Implied Terms

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document.

27.5	No Variation

No addition to, variation or consensual cancellation of any Finance Document and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of any Finance Document shall be of any force or effect unless in writing and signed by or on behalf of all the parties thereto.

Page 107.

27.6	Extensions and Waivers

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from any Finance Document and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document.

27.7	Further Assurances

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of any Finance Document.

27.8	Waiver of Defences

The provisions of the Finance Documents will not be affected by an act, omission, matter or thing which, but for this clause 27.8 (Waiver of Defences), would reduce, release or prejudice the subordination and priorities in this Agreement including:

27.8.1	any time, waiver or consent granted to, or composition with any person;

27.8.2	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument;

27.8.3	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

27.8.4	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

Page 108.

27.8.5	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

27.8.6	any intermediate payment or discharge of any of the Secured Obligations in whole or in part.

27.9	Independent Advice

Each of the Parties acknowledges that they have been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that they have either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Parties acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with the Finance Documents.

27.10	Counterparts

Any Finance Document may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

27.11	Waiver of Immunity

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

27.11.1	the giving of any relief by way of interdict or order for specific performance or for the recovery of assets or revenues; and

27.11.2	the issue of any process against its assets or revenues for the enforcement of a judgement or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

Page 109.

27.12	Governing Law

The entire provisions of each Finance Document shall be governed by and construed in accordance with the laws of South Africa.

27.13	Jurisdiction

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (South Gauteng High Court, Johannesburg division) (or any successor to that division) in regard to all matters arising from the Finance Documents.

27.14	Severability

Each provision in each Finance Document is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties acknowledge their intention to continue to be bound by each Finance Document notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

Page 110.

SIGNED at                    on this the            day of                    2013.

For and on behalf of
THE STANDARD BANK OF SOUTH AFRICA LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at                    on this the            day of                    2013.

For and on behalf of
GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at                    on this the            day of                    2013.

For and on behalf of
GOLD FIELDS OPERATIONS LIMITED

Name:
Capacity:
Who warrants his authority hereto

Page 111.

SIGNED at                    on this the            day of                    2013.

For and on behalf of
GOLD FIELDS LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at                    on this the            day of                    2013.

For and on behalf of
GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED

Name:
Capacity:
Who warrants his authority hereto

SIGNED at                    on this the            day of                     2013.

For and on behalf of
GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

Name:
Capacity:
Who warrants his authority hereto

Page 112.

SCHEDULE 1

ORIGINAL GUARANTORS

NO.	ORIGINAL GUARANTORS
1.	Gold Fields Limited

(Registration No. 1968/004880/06)

2.	Gold Fields Operations Limited

(Registration No. 1959/003209/06)

3.	Gold Fields Holdings Company (BVI) Limited

(Registration No. 651406)

4.	Gold Fields Orogen Holding (BVI) Limited

(Registration No. 184982)

5.	GFI Joint Venture Holdings Proprietary Limited

(Registration No. 1998/023354/07)

Page 113.

SCHEDULE 2

FINANCIAL CLOSE DOCUMENTS

1.	The Obligors

1.1	A copy of the Constitutional Documents of each Obligor.

1.2	A copy of a resolution of the board of directors of each Obligor:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute those Finance Documents, including as applicable, such resolutions approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantors are a party, as may be required pursuant to section 45 of the Companies Act;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A certificate by a director of the Parent certifying in writing that business rescue proceedings have not commenced in respect of any Material Group Company, which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraphs 1.2 above.

2.	Finance Documents

A duly executed original of this Agreement and all the Fee Letters.

Page 114.

3.	Financial Intelligence Centre Act, 2001

All information and documentation required by the Original Lender in relation to each Obligor to enable it to comply with its obligations under, and the requirements of, the Financial Intelligence Centre Act, 2001 and its own “know your customer” procedures.

4.	Legal Opinions

A legal opinion of the Parent’s legal counsel in a form reasonably satisfactory to the Original Lender dealing with the capacity and authority of the Obligors, which opinion will include, but will not be limited to, confirmation that the limit on each Obligor’s respective powers will not be exceeded as a result of the borrowings or giving of guarantees or indemnities contemplated by the Finance Documents and (ii) that the choice of governing law of the Finance Documents by the BVI domiciled Obligors is valid and any judgment of a South African court will be enforceable against the BVI Domiciled Obligors without retrial.

5.	Financial Statements

5.1	The Original Financial Statements together with the latest audited financial statements of each Obligor (other than GF Holdings and GFOH) or any other Obligor which is not legally required to audit its financial statements).

5.2	The latest unaudited financial statements of GF Holdings and GFOH.

6.	Authorisations and Consents

A copy of any authorisation or consent (to include any relevant corporate, regulatory and shareholder consent or approval (including as applicable, such members resolutions approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantors are a party, as may be required pursuant to section 45 of the Companies Act) required to authorise the relevant Obligor to guarantee the Facility or to take any action required to be taken by the relevant Obligor in connection with the Facility) which the Facility Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of any Finance Document.

Page 115.

SCHEDULE 3

FORM OF UTILISATION REQUEST

To:	The Standard Bank of South Africa Limited (as Facility Agent)

Date:

Attention:

Dear Sirs

FACILITY AGREEMENT DATED [INSERT DATE] : UTILISATION REQUEST

1.	We refer to the Facility Agreement dated [insert] entered into between inter alia us and, The Standard Bank of South Africa Limited (the “Facility Agreement”).

2.	This is an Utilisation Request.

3.	The terms defined in the Facility Agreement shall have the same meanings where used in this Utilisation Request.

4.	This Utilisation Request is irrevocable.

5.	We hereby give you notice that, pursuant to the Facility Agreement and on [insert date], we wish to borrow a Loan in an amount of R[insert] ([insert] Rand) upon the terms and subject to the conditions contained therein.

6.	We elect an Interest Period of [insert] Months.

7.	We confirm that as of the date hereof:

7.1	the Repeating Representations set out in the Facility Agreement are true and correct in all material respects; and

7.2	no Default has occurred and/or is continuing.

Page 116.

8.	The proceeds of the Loan must be credited to the following bank account:

8.1	Bank:	[insert];

8.2	Branch:	[insert];

8.3	Account Name:	[insert];

8.4	Account Number:	[insert];

8.5	Branch Code:	[insert].

Yours faithfully

[BORROWER]

Page 117.

SCHEDULE 4

SILICOSIS LITIGATION

On August 21, 2012, a court application was served on a group of respondents that included the Parent (referred to as “the August Respondents”).

On December 21, 2012, a further court application was issued and was formally served on January 10, 2013 on a number of respondents, including the Parent (referred to as “the December Respondents” and together with the August respondents as “the Respondents”) on behalf of classes of mine workers, former mine workers and their dependents who were previously employed by, or who are currently employed by, among others, the Parent, and who allegedly contracted silicosis and/or other occupational lung diseases (“the Classes”).

The court application of August 21, 2012 and the court application of December 21, 2012 are together referred to as the Applications.

The Applications request that the court certify a class action to be instituted by the applicants on behalf of the Classes. The Applications are the first and preliminary steps in a process where, if the court were to certify the class action, the applicants may, in a second stage, bring an action wherein they will attempt to hold the Respondents liable for silicosis and other occupational lung diseases and resultant consequences. In the second stage, the Applications contemplate addressing what the applicants describe as common legal and factual issues regarding the claim arising from the allegations of the Classes. If the applicants are successful in the second stage, they envisage that individual members of the Classes could later submit individual claims for damages against the respective Respondents. The Applications do not identify the number of claims that may be instituted against the Respondents or the quantum of damages the applicants may seek.

With respect to the Applications, Gold Fields has filed a notice of its intention to oppose the Applications and has instructed its attorneys to defend the claims. At this stage, Gold Fields cannot quantify its potential liability from the Applications.

All of the major mining houses (amongst others) have been cited by the applicants and each mining house has separate legal counsel and will defend the matter separately.

Page 118.

An application to consolidate the Applications has been brought in early October 2013 and it was held that the Applications should be consolidated. In the consolidated application the claims were confined to silicosis and tuberculosis and a combination of the two – there appears no longer to be references to other occupation lung diseases being the subject of the suit.

A separate action has been brought by an individual allegedly suffering from silicosis against Gold Fields and one other mining house. As the matter has not been called in open court the name of the individual and the amount claimed remain confidential.

The principal health risks associated with Gold Fields’ mining operations in South Africa arise from occupational exposure and community environmental exposure to silica dust, noise and certain hazardous substances, including toxic gases and radioactive particulates. The most significant occupational diseases affecting Gold Fields’ workforce include lung diseases (such as silicosis, tuberculosis, a combination of the two and chronic obstructive airways disease, or COAD) as well as noise-induced hearing loss, or NIHL.

Until recently, the mining industry believed, as previous cases had indicated, that a provision in the compensation for Occupational Injuries and Diseases Act, No. 130 of 1993, or the COIDA, precluded an employee from recovering any damages from the employer for an occupational injury or disease resulting in his disablement or death, if compensation had been paid to the employee either under COIDA or under the ODMWA. The ODMWA governs the payment of compensation and medical costs for certain illnesses, such as silicosis, contracted by those employed in mines or at sites where activities ancillary to mining are conducted. Recently, the South African Constitutional Court ruled that a claim for compensation under ODMWA does not prevent the employee from seeking to recover compensation from the employer concerned in a civil action under common law (either as individuals or as a class). While issues, such as negligence and causation, need to be proved on a case by case basis, it is nevertheless possible that such a ruling could expose Gold Fields to claims related to occupational hazards and diseases (including silicosis).

Page 119.

SCHEDULE 5

FORM OF ACCESSION UNDERTAKING

To:	The Standard Bank of South Africa Limited (as Facility Agent)

From:	Gold Fields Limited; and

[Insert full name of new Borrower/Guarantor] (the “Acceding Party”)

Date:

Dear Sirs

Facility Agreement between The Standard Bank of South Africa Limited, Gold Fields Limited and others dated [insert] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Accession Undertaking. Terms defined in the Agreement have the same meaning in this Accession Undertaking unless given a different meaning in this Accession Undertaking.

2.	The Acceding Party agrees to become an Additional [Borrower/Guarantor] and to be bound by the terms of the Facility Agreement as an Additional [Borrower/Guarantor] pursuant to clause 22 (Change to the Obligors) of the Facility Agreement. The Acceding Party is a company duly incorporated under the laws of [insert name of relevant jurisdiction].

3.	The Acceding Party’s administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Undertaking shall be governed by and construed in accordance with the laws of South Africa.

Page 120.

For and on behalf of

GOLD FIELDS LIMITED

Name:

Capacity:

Who warrants his authority hereto

For and on behalf of

[insert actual name of Acceding Party]

Name:

Capacity:

Who warrants his authority hereto

Page 121.

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:	The Standard Bank of South Africa Limited (as Facility Agent)

From:	Gold Fields Limited (the “Parent”); and

[insert full name of resigning Obligor]

Date:

Dear Sirs

Facility Agreement between The Standard Bank of South Africa Limited, Gold Fields Limited and others dated [insert] (the “Facility Agreement”)

1	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Accession Letter.

2.	Pursuant to [Clause 22.3 (Resignation of an Additional Borrower)]/[Clause 22.6 (Resignation of an Additional Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement.

3	We confirm that no default is continuing or would result from the acceptance of this request:

4.	This Resignation Letter shall be governed by and construed in accordance with the laws of South Africa.

For and on behalf of
GOLD FIELDS LIMITED

Name:
Capacity:
Who warrants his authority hereto

Page 122.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	The Standard Bank of South Africa Limited (as Facility Agent)

[Date]

Dear Sirs

FACILITY AGREEMENT BETWEEN THE STANDARD BANK OF SOUTH AFRICA LIMITED, GOLD FIELDS LIMITED AND OTHERS DATED [•] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate, and terms used in this Compliance Certificate have the same meaning as in the Facility Agreement.

2.	We confirm that as at [INSERT]:

2.1	Consolidated EBITDA to Consolidated Net Finance Charges

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on [INSERT] was: [            ] : 1; and

2.2	Consolidated Net Borrowings to Consolidated EBITDA

the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on [INSERT] was: [            ] : 1,

and attach calculations showing how these figures were calculated.

3	We confirm that no Default is continuing. *

For and on behalf of
Gold Fields Limited

Name:
Capacity:
Who warrants his authority hereto

* If this statement cannot be made, the Certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Page 123.

Attachment:         Auditor’s letter of confirmation of compliance with financial ratios.

Page 124.

SCHEDULE 8

PERMITTED TRANSFEREES

PART 1

LOCAL BANKS

Absa Bank Limited

FirstRand Bank Limited

The Standard Bank of South Africa Limited

Nedbank Limited

Investec Bank Limited

PART 2

FINANCIAL INSTITUTIONS

Futuregrowth

Liberty Group Limited

Metropolitan Life Limited

Momentum Group Limited

MIBFA

Old Mutual Specialised Finance (Proprietary) Limited

Old Mutual Life Assurance Company (South Africa) Limited

Public Investment Corporation Limited Sanlam Capital

Sanlam Life Insurance Limited

PART 3

AFFILIATES

Any bona fide and established affiliates, subsidiaries, holding companies or special purpose vehicles of or funds managed by any of the banks or financial institutions listed in this Schedule 8 which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and that are not hedge funds.